                                                               EXHIBIT 10.201**
                               CONFIDENTIAL TREATMENT

                                     AGREEMENT

                      dated as of the 17th day of August, 1989

                                      between

                                 CHIRON CORPORATION

                                        and

                           ORTHO DIAGNOSTIC SYSTEMS INC.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

     -----
     [** This exhibit was filed in connection with Registrant's request for confidential treatment pursuant to Rule 24b-2 for Exhibit 10.14 to the Registrant's Form 1O-Q report for the period ended September 30, 1994 and a consequent order by the Commission dated November 30, 1994.]

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
                                     ARTICLE I
                                    DEFINITIONS
   1.1    Abbott Immunodiagnostic Payments . . . . . . . . . . . . . . .   2
   1.2    Abbott Related Expense   . . . . . . . . . . . . . . . . . . .   2
   1.3    Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.4    Annual Margin  . . . . . . . . . . . . . . . . . . . . . . . .   2
   1.5    Applicable Market Share  . . . . . . . . . . . . . . . . . . .   3
   1.6    Average Abbott Payment . . . . . . . . . . . . . . . . . . . .   3
   1.7    Average Abbott Related Expense . . . . . . . . . . . . . . . .   3
   1.8    Calendar Quarter . . . . . . . . . . . . . . . . . . . . . . .   3
   1.9    Chiron Expenses  . . . . . . . . . . . . . . . . . . . . . . .   3
   1.10   Chiron Know-How  . . . . . . . . . . . . . . . . . . . . . . .   4
   1.11   Chiron Operating Expenses  . . . . . . . . . . . . . . . . . .   4
   1.12   Chiron Patents . . . . . . . . . . . . . . . . . . . . . . . .   4
   1.13   Combination Product  . . . . . . . . . . . . . . . . . . . . .   5
   1.14   Effective Date . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.15   Excluded Expenses  . . . . . . . . . . . . . . . . . . . . . .   5
   1.16   Field of Use . . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.17   Final Profits  . . . . . . . . . . . . . . . . . . . . . . . .   5
   1.18   Gross Profits  . . . . . . . . . . . . . . . . . . . . . . . .   6
   1.19   (a)  Hepatitis Antigens  . . . . . . . . . . . . . . . . . . .   6
          (b)  Hepatitis Antibodies  . . . . . . . . . . . . . . . . . .   6
          (c)  HCV Antigens  . . . . . . . . . . . . . . . . . . . . . .   6
          (d)  HCV Antibodies  . . . . . . . . . . . . . . . . . . . . .   6
          (e)  Retrovirus Antigens . . . . . . . . . . . . . . . . . . .   6
          (f)  Retrovirus Antibodies . . . . . . . . . . . . . . . . . .   7
          (g)  Antigens  . . . . . . . . . . . . . . . . . . . . . . . .   7
          (h)  Antibodies  . . . . . . . . . . . . . . . . . . . . . . .   7
   1.20   Hepatitis C virus or HCV . . . . . . . . . . . . . . . . . . .   7
   1.21   Immunoassay, Immunologically . . . . . . . . . . . . . . . . .   9
   1.22   Know-How . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   1.23   Net Abbott Immunodiagnostic Payments . . . . . . . . . . . . .   9
   1.24   Net Sales  . . . . . . . . . . . . . . . . . . . . . . . . . .   9
   1.25   Operating Profits  . . . . . . . . . . . . . . . . . . . . . .   9
   1.26   Ortho Expenses . . . . . . . . . . . . . . . . . . . . . . . .   9
   1.27   Ortho Know-How . . . . . . . . . . . . . . . . . . . . . . . .  10
   1.28   Ortho Operating Expense  . . . . . . . . . . . . . . . . . . .  10
   1.29   Ortho Patents. . . . . . . . . . . . . . . . . . . . . . . . .  11
   1.30   Patents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
   1.31   Preliminary Expenses . . . . . . . . . . . . . . . . . . . . .  11
   1.32   Preliminary Profits  . . . . . . . . . . . . . . . . . . . . .  11
   1.33   Preliminary Revenues . . . . . . . . . . . . . . . . . . . . .  12
   1.34   Presumed Abbott Total Profits  . . . . . . . . . . . . . . . .  12

                                         i.

                                                                         PAGE
                                                                         ----
   1.35   Presumed Additional Abbott Expense . . . . . . . . . . . . . .  12
   1.36   Presumed Additional Abbott Payments  . . . . . . . . . . . . .  12
   1.37   Presumed Additional Abbott Units . . . . . . . . . . . . . . .  12
   1.38   Principal Affiliate  . . . . . . . . . . . . . . . . . . . . .  12
   1.39   Product  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   1.40   Raw Material . . . . . . . . . . . . . . . . . . . . . . . . .  13
   1.41   Shipped  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
   1.42   Total Expenses . . . . . . . . . . . . . . . . . . . . . . . .  13
   1.43   Total Operating Expenses . . . . . . . . . . . . . . . . . . .  13
   1.44   Total Revenues . . . . . . . . . . . . . . . . . . . . . . . .  13
   1.45   Unforeseen Expenses  . . . . . . . . . . . . . . . . . . . . .  13
   1.46   Units  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                   ARTICLE II
                                   MANAGEMENT

   2.1    (a)  General . . . . . . . . . . . . . . . . . . . . . . . . .  14
          (b)  Independence  . . . . . . . . . . . . . . . . . . . . . .  15
          (c)  Activities  . . . . . . . . . . . . . . . . . . . . . . .  15
          (d)  No Fiduciary Duty . . . . . . . . . . . . . . . . . . . .  16
   2.2    Supervisory Board  . . . . . . . . . . . . . . . . . . . . . .  16
   2.3    Meetings of the Supervisory Board  . . . . . . . . . . . . . .  17
   2.4    Functions and Powers of the Supervisory Board  . . . . . . . .  17
   2.5    Supervisory Board Actions  . . . . . . . . . . . . . . . . . .  22
   2.6    Obligations of Parties . . . . . . . . . . . . . . . . . . . .  22
   2.7    Limitations of Powers of the Supervisory Board . . . . . . . .  23
   2.8    Revised Projections  . . . . . . . . . . . . . . . . . . . . .  23

                                    ARTICLE III
                                  NEW TECHNOLOGIES

   3.1    Notification . . . . . . . . . . . . . . . . . . . . . . . . .  25

                                     ARTICLE IV
                           RIGHTS IN PATENTS AND KNOW-HOW

                                     ARTICLE V
                                      LICENSE

   5.1    Chiron Know-How and Patents. . . . . . . . . . . . . . . . . .  27
   5.2    Ortho Grant to Chiron. . . . . . . . . . . . . . . . . . . . .  28

                                        ii.

                                                                         PAGE
                                                                         ----
                                     ARTICLE VI
                         SUPPLY OF ANTIGENS AND ANTIBODIES

   6.1    Supply . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
   6.2    Specifications . . . . . . . . . . . . . . . . . . . . . . . .  29
   6.3    Quantity . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
   6.4    Delivery Terms . . . . . . . . . . . . . . . . . . . . . . . .  30
   6.5    Rejection of Raw Material  . . . . . . . . . . . . . . . . . .  31
   6.6    GMP Conditions . . . . . . . . . . . . . . . . . . . . . . . .  32

                                    ARTICLE VII
                  LIMITATIONS ON SUPPLY OF ANTIGENS AND ANTIBODIES

   7.1    Supply of Raw Material . . . . . . . . . . . . . . . . . . . .  33
   7.2    Chiron Breach of Delivery Obligation . . . . . . . . . . . . .  33
   7.3    Escrow of Manufacturing Process  . . . . . . . . . . . . . . .  35

                                    ARTICLE VIII
                                      PAYMENTS

   8.1    Profit Sharing . . . . . . . . . . . . . . . . . . . . . . . .  37
   8.2    *  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
   8.3    Abbott Immunodiagnostic Payments . . . . . . . . . . . . . . .  40
   8.4    Reallocation of Final Profits  . . . . . . . . . . . . . . . .  40
   8.5    Form of Payment. . . . . . . . . . . . . . . . . . . . . . . .  41
   8.6    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
   8.7    Combination Products . . . . . . . . . . . . . . . . . . . . .  42
   8.8    Examination of Books . . . . . . . . . . . . . . . . . . . . .  43
   8.9    Interest on Overdue Payments . . . . . . . . . . . . . . . . .  44

                                     ARTICLE IX
                                 PATENT LITIGATION

   9.1    Defense of Patent Litigation . . . . . . . . . . . . . . . . .  45
   9.2    Patent Claims Against Third Parties  . . . . . . . . . . . . .  45

                                     ARTICLE X
                      WARRANTY, INDEMNIFICATION AND INSURANCE

   10.1   Warranties . . . . . . . . . . . . . . . . . . . . . . . . . .  46
   10.2   Product Liability and Indemnification  . . . . . . . . . . . .  46
   10.3   Trade Dress  . . . . . . . . . . . . . . . . . . . . . . . . .  49

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        iii.

                                                                         PAGE
                                                                         ----
                                     ARTICLE XI
                                  CONFIDENTIALITY

   11.1   Confidentiality Provisions . . . . . . . . . . . . . . . . . .  49
   11.2   Exceptions . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                                     ARTICLE XII
                TERMINATION, RIGHTS AND OBLIGATIONS UPON TERMINATION

   12.1   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
   12.2   Termination by Mutual Agreement  . . . . . . . . . . . . . . .  51
   12.3   Termination by Default . . . . . . . . . . . . . . . . . . . .  51
   12.4   Termination by Court Order . . . . . . . . . . . . . . . . . .  52
   12.5   Effective Date of Termination  . . . . . . . . . . . . . . . .  52
   12.6   Rights and Obligations on Term, Termination or Suspension  . .  53
   12.7   Accounting . . . . . . . . . . . . . . . . . . . . . . . . . .  54
   12.8   Effect of Termination on Abbott Agreement  . . . . . . . . . .  56
   12.9   Cessation of Product Sales and Allocation of Certain Rights  .  57
          (a)  Cessation by Ortho of HCV Product Sales . . . . . . . . .  57
          (b)  Minimum Sales of Non-HCV Products . . . . . . . . . . . .  57
          (c)  Definitive Agreement  . . . . . . . . . . . . . . . . . .  58

                                    ARTICLE XIII
                                   MISCELLANEOUS

   13.1   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .  58
   13.2   Non-competition  . . . . . . . . . . . . . . . . . . . . . . .  58
          (a)  Absence of Existing Competition . . . . . . . . . . . . .  58
          (b)  Future Business . . . . . . . . . . . . . . . . . . . . .  59
          (c)  Confidentiality . . . . . . . . . . . . . . . . . . . . .  60
   13.3   Use of Parties Name  . . . . . . . . . . . . . . . . . . . . .  60
   13.4   Assignability  . . . . . . . . . . . . . . . . . . . . . . . .  61
   13.5   Severability . . . . . . . . . . . . . . . . . . . . . . . . .  62
   13.6   Further Assurances . . . . . . . . . . . . . . . . . . . . . .  62
   13.7   Force Majeure  . . . . . . . . . . . . . . . . . . . . . . . .  62
   13.8   Notice and Reports . . . . . . . . . . . . . . . . . . . . . .  63
   13.9   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
   13.10  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
   13.11  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . .  64
   13.12  Relationship of the Parties  . . . . . . . . . . . . . . . . .  64
   13.13  Dispute Resolution . . . . . . . . . . . . . . . . . . . . . .  65
          (a)  Disputes  . . . . . . . . . . . . . . . . . . . . . . . .  65
          (b)  Alternative Dispute Resolution  . . . . . . . . . . . . .  65
          (c)  Costs and Fees  . . . . . . . . . . . . . . . . . . . . .  68

                                        iv.


                                                                         PAGE
                                                                         ----

          (d)  Confidentiality . . . . . . . . . . . . . . . . . . . . .   68
          (e)  Award . . . . . . . . . . . . . . . . . . . . . . . . . .   68
   13.14  Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . .   68
   13.15  Representations  . . . . . . . . . . . . . . . . . . . . . . .   69
   13.16  Execution of Agreement and Guarantee by Johnson and
          Johnson  . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
   13.17  Captions . . . . . . . . . . . . . . . . . . . . . . . . . . .   69
   13.18  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .   69
   13.19  Import and Export Controls . . . . . . . . . . . . . . . . . .   70
   13.20  European Economic Community  . . . . . . . . . . . . . . . . .   70
   13.21  General Warranty . . . . . . . . . . . . . . . . . . . . . . .   71

                                         v.

                                      EXHIBITS


   EXHIBIT A     Accounting Methodology (Section 8.8)
   EXHIBIT B     Existing Chiron Agreements (Sections 5.1 and 6.1)
   EXHIBIT C     Criteria for Contractual Agreements (Section 6.6)
   EXHIBIT D     Principal Ortho Affiliates (Section 1.38)
   EXHIBIT E     Certain Ortho Affiliates, Principal Countries and Directors of
                 Ortho (Section 13.2)
   EXHIBIT F     Excluded Raw Material (Sections 1.19(a) and (e); 6.1)
   EXHIBIT G     Use of Parties' Names (Section 13.3)
   EXHIBIT H     Certain Abbott Agreements (Section 8.3)

                                        vi.

                                     AGREEMENT

          This Agreement ("Agreement"), dated as of the 17th day of August, 1989, is made and entered into by and between CHIRON CORPORATION ("Chiron"), a Delaware corporation, with offices at 4560 Horton Street Emeryville, California 94608 and ORTHO DIAGNOSTIC SYSTEMS INC. ("Ortho"), a New Jersey corporation, with offices at Route 202, Raritan, New Jersey 08869.

                                      RECITALS

          A. Chiron and Ortho have entered into a License, Research and Supply Agreement dated as of October 3, 1986 ("License Agreement") to collaboratively develop certain diagnostic products related to hepatitis viruses and human immunodeficiency virus using recombinant DNA and antibody technologies.

          B. Chiron and Ortho also have entered into a Distribution and Sales Agreement ("Distribution Agreement") dated as of August 31, 1987 related to the distribution of a human immunodeficiency virus confirmatory test developed by Chiron.

          C. Ortho and Chiron wish Ortho to sublicense certain of its rights under the License Agreement to Abbott Laboratories, an Illinois corporation ("Abbott") and intend to enter into a License and Supply Agreement of even date herewith among Chiron, Ortho and Abbott (the "Abbott Immunodiagnostics Agreement").

          D. Chiron and Ortho wish to restructure and expand the scope of the License Agreement and the Distribution Agreement.

                                          1.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree, effective as of the Effective Date, as follows:

                                     ARTICLE I

                                    DEFINITIONS

          For the purposes of this Agreement the following definitions shall apply.

          1.1 ABBOTT IMMUNODIAGNOSTIC PAYMENTS shall mean all amounts paid to Ortho or Chiron, as the case may be, by Abbott pursuant to the Abbott Immunodiagostics Agreement. Such term shall include all actual Abbott Immunodiagnostic Payments paid to Chiron and Ortho in respect of a given year whether or not received during such year.

          1.2 ABBOTT RELATED EXPENSE shall mean that portion of Ortho Expense, if any, and of Chiron Expense, fairly allocable to the performance of their respective obligations under the Abbott Immunodiagnostics Agreement.

          1.3 AFFILIATE shall mean any company or entity controlled by, controlling, or under common control with either party hereto and shall include without limitation any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by either party, and any company which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock of either party.

          1.4 ANNUAL MARGIN shall mean * with respect to calendar year 1993, * with respect to calendar year 1994 and * with respect to each calendar year thereafter.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                          2.

          1.5 APPLICABLE MARKET SHARE shall mean (i) if the number of Units of Products containing HCV Antigens or Antibodies ("HCV Products") Shipped by
 * and * is equal to or greater than the * of the number of HCV Products Shipped * (other than * ), then the * obtained by * the * of the number of Units of HCV Products Shipped * by the total number of Units of HCV Products Shipped * (including * ), and (ii) in all other cases, the
* obtained by * the number of Units of HCV Products Shipped * by the * of the number of Units of HCV Products Shipped by * (other than *

          1.6 AVERAGE ABBOTT PAYMENT shall mean the quotient obtained by dividing Abbott Immunodiagnostic Payments for a given period by the aggregate number of Units of Product Shipped by Abbott in such period.

          1.7 AVERAGE ABBOTT RELATED EXPENSE shall mean the quotient obtained by dividing Abbott Related Expense for a given period by the aggregate number of Units of Product Shipped by Abbott in such period.

          1.8 CALENDAR QUARTER shall mean a three (3) month period beginning on each January 1, April 1, July 1 and October 1.

          1.9  CHIRON EXPENSES shall mean, subject to the limitations in
Article II, the fully burdened and fairly allocable costs to Chiron and its Affiliates, on a consolidated basis, of performing its obligations under this Agreement and the Abbott Immunodiagnostics Agreement, including depreciation or amortization of capital

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                         3.

expenditures related thereto, but excluding (i) Excluded Expenses and (ii) general and administration expenses (which shall include without limitation the expense of all accounting, finance and management information functions). Such expenses shall be determined by Chiron in accordance with Exhibit A on a consistent basis and shall consist of Raw Material manufacturing costs, research and development costs, regulatory affairs, royalties, and other fully burdened, fairly allocable costs in direct support of other functions which may be allocated to Chiron in accordance with Article II and all outside legal costs related thereto (including, without limitation, defense and other costs incurred as provided for in Article IV, IX or X below).

          1.10 CHIRON KNOW-HOW shall mean all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, and improvements thereon, developed, owned, licensed (with a right to sublicense to Ortho) or controlled by Chiron (including Chiron's Affiliates) which relate to or are used directly in connection with the development, manufacture, or use of Antigens, Antibodies or Products.

          1.11 CHIRON OPERATING EXPENSES shall mean any Chiron Expense incurred in connection with research and development of Antigens and Antibodies, and any such expenses with respect to marketing or sales activities, if any, assigned to Chiron by the Supervisory Board, and the depreciable or amortizable portion of those capital expenditures related thereto.

          1.12 CHIRON PATENTS shall mean all patent applications, owned, licensed (with a right to sublicense to Ortho) or controlled by Chiron or any Chiron Affiliate relating to the Chiron Know-How which are based on inventions made prior to or during the term of this Agreement in the United States or any foreign jurisdiction,

                                         4.

including any addition, continuation, continuation-in-part, or division thereof or any substitute application therefor; any patent issued with respect to such patent application or any other patent owned, licensed (with a right to sublicense to Ortho) or controlled by Chiron which relates to or is used directly or indirectly in connection with the development, manufacture, or use of Antigens, Antibodies or Products; any reissue or extension of any such patents, and any confirmation patent or registration patent or patent of addition based on any such patents.

          1.13 COMBINATION PRODUCT shall mean a product which, in addition to utilizing or containing Antigens or Antibodies, contains another component as an Immunologically active ingredient.

          1.14 EFFECTIVE DATE shall mean November 1, 1989.

          1.15 EXCLUDED EXPENSES means any and all costs and expenses incurred in defending, settling or otherwise discharging any liability to a third party (including employees) based upon acts or omissions that are tortious, in breach of contract, in violation of applicable law or in violation of obligations under this Agreement, except (a) as otherwise expressly provided in this Agreement, including Article IX (Patent Litigation) and Article X (Indemnity) or (b) to the extent that a contractual obligation or the specific act or omission is expressly approved by the Supervisory Board.

          1.16 FIELD OF USE shall mean the use of any Immunoassay for the direct or indirect detection of hepatitis viruses or retroviruses in humans or human samples.

          1.17 FINAL PROFITS shall mean Total Revenues minus Total Expenses. All Abbott Immunodiagnostics Payments received by Chiron or Ortho in respect of any year shall be included in the calculation of Final Profits for such year, notwithstanding that such payments are received by Chiron or Ortho after the close of such year.

                                         5.

          1.18 GROSS PROFITS shall mean Net Sales minus the sum of (a) all Chiron Expenses included in cost of goods sold by Ortho and (b) all Ortho Expenses included in cost of goods sold by Ortho, determined pursuant to the accounting methodology set forth on Exhibit A.

          1.19 (a) HEPATITIS ANTIGENS shall mean any peptide, polypeptide or ligand and all proteins which react Immunologically with antibodies which are Immunologically reactive with Hepatitis B virus, Delta antigen, Hepatitis A virus, Hepatitis C viruses, or any other virus that is at any time classified as a hepatitis virus by the International Committee on the Taxonomy of Viruses (or by any body that replaces that committee).

               (b) HEPATITIS ANTIBODIES shall mean any and all antibodies or fragments thereof or other anti-ligands Immunologically reactive with any of the viruses referenced in Paragraph (a) above except those listed in Exhibit F.

               (c) HCV ANTIGENS shall mean any peptide, polypeptide or ligand and all proteins which react Immunologically with antibodies which are Immunologically reactive with HCV.

               (d) HCV ANTIBODIES shall mean any and all antibodies or fragments thereof or other anti-ligands Immunologically reactive with HCV Antigens.

               (e) RETROVIRUS ANTIGENS shall mean any peptide, polypeptide or ligand which reacts Immunologically with antibodies which are Immunologically reactive with any human retrovirus, including any human immunodeficiency virus, except those listed in Exhibit F.

                                         6.

               (f) RETROVIRUS ANTIBODIES shall mean any and all antibodies or fragments thereof or other anti-ligands Immunologically reactive with Retrovirus Antigens.

               (g)  ANTIGENS shall mean Hepatitis Antigens and Retrovirus
Antigens.

               (h) ANTIBODIES shall mean Hepatitis Antibodies and Retrovirus Antibodies.

          1.20 HEPATITIS C VIRUS or HCV may be used interchangeably throughout this Agreement and shall mean any viral isolate, other than isolates within the viral classes Hepatitis A, Hepatitis B (including Hepatitis B-2) and Hepatitis delta, including any subtypes of such classes, that:

               (a) is included in the viral class established by the International Committee on the Taxonomy of Viruses, or any body that replaces the Committee, and termed Hepatitis C (or other name selected by the Committee), including any subtype of such class, wherein the class includes an isolate having genomic sequences, cDNA transcripts of which are disclosed in an "Existing Chiron HCV Patent Application," which means:

                    (i) United States patent application serial no. 122,714 filed 18 November 1987 (hereinafter "USSN 122,714"); or

                    (ii) a United States patent application filed on or before the effective date of this Agreement that claims the benefit of the filing date of USSN 122,714 under Title 35, section 120, of the United States Code; or

                                         7.

                    (iii) a non-United States patent application that claims priority under the Paris Convention from a United States patent application identified in (i) or (ii) above; or

               (b)  (i)   is at least  *  homologous at the amino acid level
to an isolate having genomic sequences that are disclosed in an Existing Chiron HCV Patent Application determined by a comparison of the corresponding protein sequences encoded by the entire available genomes of the isolates with the software available on the Dayhoff protein data base, or if the Dayhoff data base is not available, any scientifically recognized protein sequence data base in the public domain; and

                    (ii)  has a genome that contains a least  *
non-overlapping sequences of * nucleotides wherein each such non-overlapping sequence either hybridizes to, or is at least * identical to, a corresponding sequence of twenty (20) nucleotides or its complement, disclosed in an Existing Chiron HCV Patent Application; and,

                    (iii) has a genome of the same nucleic acid type (I.E., RNA or DNA) as an isolate having genomic sequences, cDNA transcripts of which are disclosed in an Existing Chiron HCV Patent Application; and

                    (iv) has an organization of coding domains in its genome similar to an isolate having genomic sequences, cDNA transcripts of which are disclosed in an Existing Chiron HCV Patent Application; or

               (c) any defective form of an isolate defined by (a) or (b), wherein "defective" means a deletion of a portion of the genome including deletions leading to replication defects.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                         8.

          This definition is independent of the definition of HCV in any Chiron patent application.

          1.21 IMMUNOASSAY, IMMUNOLOGICALLY and the like refer to both antigen/ immunoglobulin binding and other ligand/anti-ligand binding phenomena, excluding nucleic acid hybridization.

          1.22 KNOW-HOW shall mean all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, and improvements thereon, which relate to or are used directly in connection with the development, manufacture, or use of Antigens, Antibodies or Products.

          1.23 NET ABBOTT IMMUNODIAGNOSTIC PAYMENTS shall mean the excess, if any, of Abbott Immunodiagnostic Payments over Abbott Related Expenses.

          1.24 NET SALES shall mean, with respect to each Product, (i) the total of all charges invoiced to unaffiliated third party customers by Ortho or its Principal Affiliates for sale, directly or indirectly, of Products, less sales and excise taxes, import duties and other governmental charges imposed directly upon and actually paid by Ortho or such Affiliates, customary discounts allowed and taken, corporate rebates and credits or refunds for goods returned, plus
(ii) the total of all intercompany transfer prices to Affiliates of Ortho which are not Principal Affiliates, less sales and excise taxes, import duties and other governmental charges imposed directly upon and actually paid by Ortho.

          1.25 OPERATING PROFITS shall mean Final Profits minus Abbott Immunodiagnostics Payments.

          1.26 ORTHO EXPENSES shall mean, subject to the limitations in Article II the fully burdened and fairly allocable costs to Ortho and its Principal Affiliates, on a

                                         9.

consolidated basis, of performing Ortho's obligations under this Agreement and the Abbott Immunodiagnostics Agreement, including depreciation or amortization of capital expenditures related thereto, but excluding (i) Excluded Expenses and (ii) general and administration expenses (which shall include without limitation the expense of all accounting, finance and management information functions). Such expenses shall be determined by Ortho in accordance with Exhibit A on a consistent basis and shall consist of Product development, Product manufacturing, instrument services, marketing, sales, distribution, instrument and software research and development, technical service, regulatory affairs, clinical services and royalties and other fully burdened, fairly allocable costs in direct support of other functions which may be allocated to Ortho in accordance with Article II and all outside legal costs related thereto (including, without limitation, defense and other costs incurred as provided in Article IV, IX or X below).

          1.27 ORTHO KNOW-HOW shall mean all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results, and improvements thereon, developed, owned, licensed (with a right to sublicense to Chiron) or controlled by Ortho or Ortho's Principal Affiliates which relate to or are used directly in connection with the development, manufacture, or use of Antigens, Antibodies or Products.

          1.28 ORTHO OPERATING EXPENSE shall mean any Ortho Expense incurred in connection with research and development, marketing and sales and the depreciable or amortizable portion of those capital expenditures relating thereto, except that end user instrument amortization expense shall be treated as a manufacturing cost rather than an Ortho Operating Expense.

                                         10.

          1.29 ORTHO PATENTS shall mean all patent applications owned, licensed (with a right to sublicense to Chiron) or controlled by Ortho or Ortho's Principal Affiliates relating to the Ortho Know-How which are based on inventions made prior to or during the term of this Agreement in the United States or any foreign jurisdiction, including any addition, continuation, continuation-in-part, or division thereof or any substitute application therefor; any patent issued with respect to such patent application or any other patent owned, licensed (with a right to sublicense to Chiron) or controlled by Ortho which relates to or is used directly or indirectly in connection with the development, manufacture, or use of Antigens, Antibodies or Products; any reissue or extension of any such patents, and any confirmation patent or registration patent or patent of addition based on any such patents.

          1.30 PATENTS shall mean all patent applications which are based on inventions made prior to or during the term of this Agreement in the United States or any foreign jurisdiction, which relate to or are used directly or indirectly in connection with the development, manufacture or use of Antigens, Antibodies or Products, including any addition, continuation, continuation-in-part, or division thereof or any substitute application therefor; any patent issued with respect to such patent application; any reissue or extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent.

          1.31 PRELIMINARY EXPENSES shall mean Chiron Expenses plus Ortho Expenses less Ortho Expenses of Ortho's Principal Affiliates.

          1.32 PRELIMINARY PROFITS shall mean Preliminary Revenues minus Preliminary Expenses. All Abbott Immunodiagnostic Payments received by Chiron or Ortho in respect of a Calendar Quarter shall be included in the calculation of Preliminary Profits

                                        11.

for such quarter, notwithstanding that such payments are received by Chiron or Ortho after the close of such quarter.

          1.33 PRELIMINARY REVENUES shall mean Abbott Immunodiagnostic Payments plus Net Sales less Net Sales by Ortho's Principal Affiliates plus the total of all intercompany transfer prices by Ortho to its Principal Affiliates for Products.

          1.34 PRESUMED ABBOTT TOTAL PROFITS shall mean (i) Abbott Immunodiagnostic Payments less Abbott Related Expenses plus (ii) Presumed Additional Abbott Payments less Presumed Additional Abbott Expenses.

          1.35 PRESUMED ADDITIONAL ABBOTT EXPENSE shall mean the dollar amount obtained by multiplying (i) Presumed Additional Abbott Units, times
(ii) Average Abbott Related Expense.

          1.36 PRESUMED ADDITIONAL ABBOTT PAYMENTS shall mean a dollar amount calculated by multiplying (i) Presumed Additional Abbott Units, times (ii) the Average Abbott Payment.

          1.37 PRESUMED ADDITIONAL ABBOTT UNITS shall mean the number of Units obtained by multiplying (i) the number of Units of Product containing or utilizing HCV Antigens or Antibodies Shipped by Ortho and its Affiliates, subject to Section 8.4(c) below, times (ii) the Applicable Market Share.

          1.38 PRINCIPAL AFFILIATE shall mean, with respect to Ortho, an Affiliate of Ortho listed on Exhibit D hereto that has accepted a sublicense from Ortho hereunder and has agreed to be bound by the terms hereof as applicable to Ortho as long as they are applicable to Ortho and successors in interest of such Principal Affiliates. Exhibit D may be amended by Ortho from time to time to add additional Affiliates by written notice to Chiron.


                                         12.

          1.39 PRODUCT shall mean any and all Immunoassays, Immunoassay kits or Immunoassay test configurations (excluding the instrument portion thereof), the manufacture, sale or use of which utilize or contain Antigens or Antibodies.

          1.40 RAW MATERIAL shall mean a composition of matter which contains one (1) distinct type of Antigen or Antibody.

          1.41 SHIPPED shall have the meaning assigned to that term in the Abbott Immunodiagnostics Agreement.

          1.42 TOTAL EXPENSES shall mean Chiron Expenses plus Ortho Expenses.

          1.43 TOTAL 0PERATING EXPENSES shall mean Chiron Operating Expense plus Ortho Operating Expense.

          1.44 TOTAL REVENUES shall mean Net Sales plus Abbott Immunodiagnostic Payments.

          1.45 UNFORESEEN EXPENSES shall mean any reasonable Chiron Expenses or Ortho Expenses which are not contemplated by an Approved Budget, which could not reasonably have been foreseen at the time revised projections for the calendar year in question are first submitted to the Supervisory Board pursuant to Section 2.8 below, and which are incurred in connection with defending, settling or otherwise discharging any liability to a third party (including expenses contemplated under Article IX (Patent Litigation) and
Article X (Indemnity)) or are incurred as a result of loss or damage beyond the control of either party, including, without limitation, fire, earthquake, other natural disasters, acts of God, acts of public enemy, riot, vandalism, insurrection, governmental regulation of the sale of Products or the transportation thereof, strikes or other labor disturbances, boycotts, and shortages of material or labor; provided, that no expense shall be treated as an Unforeseen Expense for purposes of Section 2.8 except to


                                        13.

the extent the party that incurs such expense uses reasonable efforts to mitigate the unforseen event that lead to such expense and such expense is reasonable in the light of all the surrounding circumstances.

          1.46 UNITS shall have the meaning assigned to that term in the Abbott Immunodiagnostics Agreement.

                                     ARTICLE II

                                     MANAGEMENT


          2.1 (a) GENERAL. The parties are entering this Agreement with the following express intentions which, subject to all other terms of this Agreement, shall establish the framework for the decisions of the Supervisory Board, any neutral acting under Section 2.4 and the parties (other than Ortho when acting under Subsection 2.4(b)(iii) in any year in which Net Abbott Immunodiagnostic Payments exceed * and Presumed Abbott Total Profits exceed
  * , and in any year in which Ortho can demonstrate with creditable evidence that the foregoing can be reasonably expected to exceed such amounts). These intentions shall serve as a general guide for the exercise of business judgment by the parties, but are not intended to and do not create any obligation or impose any liability upon either party with respect to the good faith exercise of such judgment.

                    (i) The parties intend that their activities under this Agreement generally shall be directed toward optimizing the profit of each of them under this Agreement while at the same time developing a strong, efficient, effective and growing presence in the markets for Products worldwide.

                    (ii) The parties intend that their activities optimize the commercial potential of all of their respective Patents and Know How under this

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        14.

Agreement and that the presence in the market of Products not be limited to HCV bloodscreening Products.

                    (iii) The parties intend periodically to evaluate critically the commercial success of their activities under this Agreement and to initiate such corrective action as may be necessary in order to optimize Final Profits.

               (b) INDEPENDENCE. Subject to the terms of this Agreement, the activities and resources of each party under this Agreement shall be managed by Chiron and Ortho, each acting independently and in its own capacity, with supervision of the Supervisory Board being exercised to the degree set forth below. Except as expressly set forth herein, properties used or acquired in connection with the activities contemplated by this Agreement (including, without limitation, tangible and intangible personal property) shall be owned by one or the other of the parties, and not jointly. Each party shall account to the other party for all income and expense associated with the conduct of its activities under this Agreement and shall advise the Supervisory Board of the same, all as provided herein.

               (c) ACTIVITIES. Subject to any alternative assignment made in accordance with Section 2.4 below, Chiron will be primarily responsible for research and for manufacturing Raw Materials, and Ortho will be primarily responsible for Product development, instruments and software, regulatory affairs, Product manufacturing, marketing, distribution and sales. Except as (i) expressly provided to the contrary in this Agreement, or (ii) when acting pursuant to a Plan and Budget approved by the Supervisory Board, any neutral or Ortho to the extent provided in Section 2.4, each party shall perform such functions (or cause them to be performed by others) in such manner as it believes in good faith to be consistent with the intention of the parties in

                                        15.

entering into this Agreement and neither party shall intentionally act under this Agreement in such a way as to compromise the objectives of the parties as set forth in this Section 2.1.

               (d)  NO FIDUCIARY DUTY. The provisions, contained in this Section
2.1 and this Agreement are not intended to create and shall not create any fiduciary duty on either party and shall not require either party to expend funds or efforts or commit resources in excess of that approved by the Supervisory Board or as otherwise expressly provided for in Article II. Neither party shall be awarded damages for any breach by the other party of its obligations under Section 2.1 of this Agreement except for compensatory damages actually incurred and proven (any exemplary or punitive damages being hereby waived) up to a maximum of * per year.

          2.2 SUPERVISORY BOARD. Chiron and Ortho shall create, within sixty days after the date of this Agreement, a six member supervisory board (the "Supervisory Board"). Three members of the Supervisory Board shall be selected by Chiron and three members of the Supervisory Board shall be selected by Ortho. Members of the Supervisory Board shall be composed of senior officers and/or directors of each party and shall include at least the chief executive officers (or, in the absence of an officer with such title, the president) of Chiron and Ortho. Members of the Supervisory Board shall serve in such capacities, on such terms and conditions, and for such duration as shall be determined by the party selecting such person for membership on the Supervisory Board. Any member of the Supervisory Board may be removed at any time, with or without cause or notice, by the party who has selected such person for membership on the Supervisory Board. An alternate member designated by a party may serve temporarily in the absence of a permanent member designated by such party.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        16.

          2.3  MEETINGS OF THE SUPERVISORY BOARD. The Supervisory Board:

                    (i) shall hold meetings at such times as shall be determined by a majority of the entire membership of the Board but in no event shall such meetings be held less frequently than once every three months; notice of any such meeting shall be provided to each member of the Board no later than thirty days prior to the scheduled date of such meeting (unless such notice is waived in writing by any such member), which notice shall contain the date, time and place of such meeting and describe the proposed agenda of items to be discussed at such meeting, responsibility for arranging meetings will alternate between the parties on a quarterly basis;

                    (ii) may conduct meetings in person or by conference telephone, provided that any decision made during a telephone conference meeting is evidenced in a conformed writing signed by one of the members of such Board selected by each of the parties;

                    (iii) shall keep minutes reflecting actions taken at meetings; and

                    (iv) may act without a meeting if prior to such action a written consent thereto is signed by all members of the Board.

          2.4  FUNCTIONS AND POWERS OF THE SUPERVISORY BOARD.

               (a) The activities of the parties under this Agreement shall be supervised by the Supervisory Board only to the extent set forth herein. The Supervisory Board shall perform the following functions:

                    (i) consider and approve, annually before the end of each calendar year, the strategic plan (the "Plan") for the activities of the parties under this Agreement for the next succeeding year and approve a budget (excluding the Abbott

                                        17.

Immunodiagnostic Payments) (the "Budget") for the next succeeding calendar year consistent with such Plan. Any Budget so approved by the Supervisory Board is hereinafter referred to as an "Approved Budget." The Plan shall include at least the following: Products to be marketed, the schedule for Product introductions, the research and development projects to be undertaken by each party and other similar matters of strategic importance. The Plan shall not include, among other things, approval of numbers of employees, approval of the distribution of expenses within each of the categories listed in (B) below, and other similar matters of tactical (as opposed to strategic) importance. The Budget shall (A) subject to Section 2.8(b) below, include the maximum amounts which each party may have included as part of Chiron Operating Expense or Ortho Operating Expense, respectively, for such year; and (B) specify at least the following budget categories: cost of goods sold, research, development, marketing, sales and distribution; and (C) identify the capital expenditures of each party relevant to this Agreement; and (D) will include a budgeted Gross Profit and budgeted Operating Profit;

                    (ii) approve, annually before the end of each calendar year, any alternative assignment of responsibilities to the parties for the performance of specific functions contemplated by the Plan;

                    (iii) monitor progress of the activities contemplated hereby and performance of the parties against the Plan and Budget, and agree to amendments to the Plan and Budget from time to time as deemed appropriate;

                    (iv) oversee the obligations of Chiron and Ortho under this Agreement and propose changes or modifications as necessary;

                                        18.

                    (v) review progress reports provided by either party, pursuant to the terms of this Agreement, or as otherwise necessary to monitor the activities of the parties under the Plan and the Budget;

                    (vi) review and analyze research, development and marketing literature and other available information relating to Antigens and Antibodies and/or Products;

                    (vii) suggest new avenues or areas of research and development for Antigens and Antibodies and/or Products, including possible acquisition of third party technology, as they are identified;

                    (viii) encourage and facilitate ongoing cooperation between the parties hereto in order to optimize the commercialization of the Products and the profitability of the activities contemplated hereby to the parties, including consideration of and recommendations to the parties regarding the possible licensing to others of any Chiron or Ortho Patents or Chiron or Ortho Know-How that are not otherwise being exploited under this Agreement;

                    (ix) approve any agreements with third parties to be made by the parties jointly regarding the subject matter of this Agreement; and

                    (x) perform such other functions as appropriate to further the purposes of this Agreement as determined by the parties.

               (b) Subject to paragraph (c) below, if by the end of any calendar year (a "Prior Year"), the Supervisory Board fails to agree on a Plan and a Budget for the next succeeding calendar year (the "New Year"), Ortho, subject to the over-all limitation on amounts which may be charged as Chiron Operating Expenses and Ortho Operating Expenses as set forth below, and to Chiron's right to charge sums expended


                                         19.

on research and development as set forth in subsection (ii) below, shall in its sole discretion determine the Plan and Budget for the New Year, the allocation of Operating Expenses to specific Budget categories, and any alternative assignment of responsibilities to the parties for the performance of specific functions contemplated by the Plan; provided, that Chiron shall in any event be responsible for research and for manufacturing Antigens and Antibodies. In any such year, the Budget for Operating Expenses determined by Ortho for the New Year shall not exceed the following:

                    (i) Total Operating Expenses for the New Year shall not exceed an amount (the "Expense Budget") equal to * of Net Sales for the Prior Year. In the event that the Supervisory Board does not approve a Budget for calendar year 1990, for purposes of this subsection (i) Net Sales for the Prior Year shall be deemed to be *

                    (ii) Chiron Operating Expenses for research and development for the New Year shall not exceed * of the Expense Budget and, notwithstanding any lesser amount budgeted by Ortho, (A) subject to paragraph (c) below, in calendar years 1990, 1991, and 1992, and in any year in which Net Abbott Immunodiagnostic Payments are less than * or Presumed Abbott Total Profits are less than * , or Chiron can demonstrate with creditable evidence that the foregoing cannot reasonably be expected to exceed such amounts, Chiron, in its sole discretion, may charge as Chiron Operating Expense for research and development up to an amount equal to * of the Expense Budget, and (B) in any other year, in it sole discretion, Chiron may charge as Chiron Operating Expense for research and development up to an amount equal to * of Abbott Immunodiagnostic Payments for the Prior Year. Subject to the foregoing,


* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.


                                         20.

Chiron shall in good faith endeavor to spend the amount budgeted by Ortho (plus or minus * of such amount) for Chiron Operating Expenses for research and development.

                    (iii) Ortho Operating Expenses for the New Year shall not exceed * of the Expense Budget.

               (c) If, by the end of November in any year of operating under a prescribed Budget of the type set forth in paragraph (b) above, the Supervisory Board again fails to agree on a Plan and a Budget for the next succeeding calendar year, and either (i) the next succeeding year is calendar year 1991 or 1992, or (ii) the next succeeding year is calendar year 1993 or later, and Net Abbott Immunodiagnostic Payments did not exceed * or Presumed Abbott Total Profits did not exceed * in the immediately preceding four calendar quarters, then the Plan and Budget for such succeeding calendar year shall be determined by a neutral third party as set forth in paragraph
(d) below.

               (d) In order to effectuate the purposes of paragraph (c) above, in any year in which the parties are operating under a prescribed budget in accordance with paragraph (b) above, the parties shall, no later than June 30 of that year, identify and retain an independent third party to serve as the neutral, if required, for establishing the Budget for the following year. If the parties have been unable to agree upon and retain such a neutral by June 30, the neutral shall be selected by Arthur Andersen & Co., unless either party or Johnson & Johnson employs or has employed such accounting firm on a regular basis, in which case Arthur Andersen & Co. shall designate an independent certified public accounting firm to select the neutral.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.


                                         21.

               (e) If, in accordance with paragraph (c) above, the Plan and Budget for a calendar year is to be determined by a neutral, the neutral shall establish such Plan and Budget no later than January 15 of that year; provided, that if for any reason the Plan and Budget has not been established by such date, the parties shall operate for one additional Calendar Quarter under a Plan and Budget determined in the manner set forth in paragraph (b) above. The neutral shall establish the Plan and Budget by reference to the objectives of the parties hereunder as set forth in Section 2.1 above and by reference to the proposals, if any, submitted by each of the parties.

               (f) Nothing in this Agreement shall prevent either party from incurring any expenses in connection with the transactions contemplated hereby; provided, that neither party may charge any such expenses as Chiron Expenses or Ortho Expenses in accordance with Section 8.1 of this Agreement unless (i) with respect to Chiron Operating Expenses and Ortho Operating Expenses, the same shall have been approved by the Supervisory Board through an effective Budget and Plan or as otherwise provided in Section 2.4(b) and (c) above, and (ii) with respect to all other Chiron Expenses and Ortho Expenses, the same shall be reasonable in relation to the volume of Product sold and in the light of the purposes of this Agreement.

          2.5 SUPERVISORY BOARD ACTIONS. Actions to be taken by the Supervisory Board pursuant to the terms of this Agreement shall be taken only following the affirmative vote of a majority of the entire Supervisory Board.

          2.6  OBLIGATIONS OF PARTIES.

               (a) Chiron and Ortho shall provide the Supervisory Board with reasonable access during regular business hours to all records and documents which it may reasonably require in order to perform its obligations hereunder; provided that if


                                         22.

such records and documents are under a bona fide obligation of confidentiality to a third party other than an Affiliate, then Chiron or Ortho, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

               (b) Each party will make reasonable reports to the other party and to the Supervisory Board with respect to its functions and tasks provided for in this Agreement or otherwise assigned to it in accordance with Section 2.4 above.

               (c) As to any Approved Budget, the parties shall in good faith endeavor to spend up to the limits provided therein. As to any Budget other than an Approved Budget, and subject to Section 2.4(b)(ii) above, Chiron shall in good faith endeavor to spend the amount budgeted (plus or minus * , for Chiron Operating Expenses for research and development. The parties recognize however, that business conditions may necessitate the expenditure of lesser amounts. The parties shall notify each other of any anticipated material under expenditures.

          2.7 LIMITATIONS OF POWERS OF THE SUPERVISORY BOARD. The Supervisory Board shall only have such powers as are delegated to it hereunder.

          2.8  REVISED PROJECTIONS.

               (a) The parties acknowledge that from time to time it may be desirable to vary an Approved Budget in view of a projected Gross Profit for the year which will result in increasing the Final Profit contemplated in the Approved Budget. In order to effect the purpose of this Section 2.8, each party shall notify the Supervisory Board and the other party promptly of any changes in projected Gross Profit. Such notice shall reflect the good faith projections of such party and shall specify in reasonable detail the basis for the revised projections, including (i) the effect on

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                         23.

projected Gross Profit of actual Net Sales to date and (ii) the actual Gross Profit achieved in the preceding calendar quarter annualized.

               (b) If in any calendar year projected Gross Profit exceeds the budgeted Gross Profit, each party, acting in good faith, may increase the maximum amount of Chiron Operating Expenses and Ortho Operating Expenses, as the case may be, in excess of those provided in the Approved Budget in an amount equal to the GREATER of:

                    (i)   the amount, if any, approved by the Supervisory
Board, or

                    (ii) in the absence of any such approval by the Supervisory Board, by the amount of such party's respective allocable share of
* of the difference between most recent projected Gross Profits and budgeted Gross Profits; provided, that neither party may charge any such additional expenses as additional Chiron Operating Expenses or Ortho Operating Expenses, as the case may be, to the extent such expenses exceed such party's allocable share of the amount by which actual Operating Profits (disregarding the affects of any Unforeseen Expenses) exceed the budgeted Operating Profit. Each party's allocable share of such amount shall equal the ratio of its respective budgeted Operating Expenses to budgeted Total Operating Expenses. By way of example, if an Approved Budget provides as follows:


          Net Sales                                  *
          Gross Profit
          Chiron Operating Expenses
          Ortho Operating Expenses
          Budgeted Operating Profit

and projected Gross Profit equals * , Ortho may, in its discretion, incur additional Ortho Operating Expenses as follows:

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        24.

          Difference between projected
          and budgeted Gross Profit:                   *

            *  of that
          difference:                                  *

          Ortho's allocable share
          (budgeted Ortho Operating
          Expenses to budgeted Total
          Operating Expenses):                         *

          Additional permitted Ortho
          Operating Expenses:                          *

                                    ARTICLE III

                                  NEW TECHNOLOGIES


          3.1 NOTIFICATION. Subject to bona fide confidentiality and other obligations to third parties, other than their respective Affiliates, each party agrees to use reasonable efforts to notify the other promptly as it becomes aware of competitive or complementary technology and developments pertaining to the development or manufacture of Antigens, Antibodies or Products and related test configurations and related assay systems and technology related to instrument or other diagnostic read-out systems. Subject to the approval of the Supervisory Board each party agrees to pursue and attempt to acquire if not already acquired, (and will use its best efforts to obtain a right to sublicense to the other party and to Abbott), from third parties such rights to Immunoassay technology and/or patents or both as either (a) is or becomes necessary to permit (i) Chiron to develop and manufacture Antigens and Antibodies, (ii) such Antigens and Antibodies to be incorporated into Products or (iii) Ortho to make, use and sell Products or (b) represents a substantial improvement in the performance characteristics of Antigens, Antibodies or Products, but including in either case, technology related to instrument or other diagnostic reading systems. Nothing in this

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                         25.

Section 3.1 shall preclude either party from acquiring Immunoassay technology or patents or both and charging costs incurred in connection therewith as Chiron Expenses or Ortho Expenses; provided, however, that without the prior approval of the Supervisory Board (or that of Ortho acting in its sole discretion under Subsection 2.4(b)(iii) or any neutral acting under Section 2.4), any costs incurred in connection therewith shall not be charged as Chiron Expenses or Ortho Expenses, and provided further, the party acquiring any such technology shall promptly notify the other party of such acquisition.

                                    ARTICLE IV

                           RIGHTS IN PATENTS AND KNOW-HOW


          4.1 Subject to the rights granted herein, with respect to Patents and Know-How:

               (a) Each party shall own the entire right, title and interest in and to all Patents and Know-How invented solely by it; and

               (b) Any Patent or Know-How invented jointly by the parties shall be jointly owned by the parties.

          4.2 Each party (the "filing party") shall at its discretion, file, prosecute, maintain and defend against opposition proceedings the Patents it owns, covering inventions and discoveries arising in connection with the Know-How it owns in such countries as the filing party shall determine. During the term of this Agreement, the filing party shall, at the reasonable request of the other party, file for such additional patents with respect to the Know-How owned by the filing party in such additional countries as the

                                         26.

other party reasonably deems necessary to protect its licensed rights under this Agreement.

          The filing party shall keep the other party apprised of the status of each Patent and shall give reasonable consideration to any suggestions or recommendations of the other party concerning the preparation, filing, prosecution, maintenance and defense thereof. If, during the term of this Agreement, the filing party intends to allow any Patent to lapse or become abandoned without having first filed a substitute, the filing party shall, whenever practicable, notify the other party of such intention at least sixty
(60) days prior to the date upon which such Patent shall lapse or become abandoned, and the other party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution, maintenance and defense thereof.

          4.3 No party makes any warranty with respect to the validity, perfection or dominance of any patent or other proprietary right included in its Know-How as Patents or with respect to the absence of rights in third parties which may be infringed by the manufacture or sale of any product.

          4.4 Each party agrees to bring to the attention of the other party any patent or patent application it discovers, or has discovered, and which relates to the subject matter of this Agreement, and to cooperate with each other so that each party can determine whether valid rights of a third party may be infringed.

                                     ARTICLE V

                                      LICENSE


          5.1 CHIRON KNOW-HOW AND PATENTS. During the term of this Agreement, Chiron hereby grants to Ortho an exclusive worldwide license, without the right to

                                        27.

sublicense except to its Principal Affiliates, and subject to the restrictions contained herein and to the existing agreements identified in Exhibit B attached hereto, to the Chiron Know-How and any Chiron Patents to make, have made, use and sell Products within the Field of Use, and to the degree necessary, any further license necessary to make the warranties made by Chiron and Ortho in the Abbott Immunodiagnostics Agreement true and complete in all respects.

          5.2 ORTHO GRANT TO CHIRON. During the term of this Agreement, Ortho hereby grants to Chiron and its Affiliates a non-exclusive, * license, without the right to sublicense, throughout the world to use all Ortho Know-How and Ortho Patents for performing Chiron's research, manufacturing and other obligations to Ortho under this Agreement and Chiron's obligations under the Abbott Immunodiagnostics Agreement and for no other purpose, provided, however, that subject to the confidentiality, but not the use, restrictions of Article XI, Chiron shall have the right to use clinical data relating to the Antigens and Antibodies for internal purposes, including research purposes and for the development of improved Antigens, Antibodies and technologies for the manufacture thereof.

                                     ARTICLE VI

                         SUPPLY OF ANTIGENS AND ANTIBODIES


          6.1 SUPPLY. Chiron, within the limitations contained in this Article, shall supply Ortho with such quantities of Raw Material manufactured under GMP conditions as Ortho may require for manufacture and sale of Products. Ortho agrees during the term of this Agreement to obtain solely from Chiron all Raw Material that Ortho requires. Notwithstanding the foregoing, Ortho need not obtain from Chiron Raw

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        28.

Material identified in Exhibit F hereto. Chiron agrees during the term of this Agreement to supply Raw Material solely to Ortho for use within the Field of Use. Notwithstanding the foregoing, Chiron may also supply Raw Material to any third parties (1) listed in Exhibit B for the purposes listed therein; (2) who are subject to a duty permitting their use thereof only for research purposes and not for commercialization of the results of such research by Chiron or any third party; (3) for all uses outside the Field of Use, but only if such third party is under an obligation not to use such Raw Material within the Field of Use and, with respect to any such use, and also as to (2) above, Chiron uses reasonable efforts to abate such use and, as to any such agreements entered into after the date hereof, subject to applicable law, Chiron will obtain and attempt to enforce the contractual right to terminate any such supply in the event of material breach of such obligation by such third party; (4) if and to the extent approved in writing by Ortho; or (5) to Abbott under the Abbott Immunodiagnostics Agreement.

          6.2 SPECIFICATIONS. For each Raw Material, Chiron shall propose, in writing, reasonable initial release specifications. Upon proposing such initial release specifications, Chiron shall be obligated to meet Ortho's requirements of such Raw Material complying with such initial release specifications. After delivery of a Raw Material by Chiron, Ortho and Chiron shall agree, in writing, on acceptance criteria and final release specifications for the Raw Material based on actual testing of delivered Raw Material, which together shall comprise the Raw Material specifications (the "Specifications"). Until such agreement is reached, the initial release specifications proposed by Chiron shall be the Specifications for the Raw Material.

                                        29.

          6.3  QUANTITY.

               (a) For all Products intended for commercial sale, Ortho shall submit a requirements forecast for the relevant Raw Material for the upcoming year. The requirements forecast shall be updated each quarter and extended one quarter so as to provide a continuous forecast for a one-year period. At the latest, one hundred twenty (120) days prior to a scheduled delivery date, Ortho will place its firm quantity orders for such scheduled delivery.

               (b) If Ortho shall request delivery of the Raw Material in amounts that exceed * , of the initially forecasted quarterly requirements, Chiron shall use its best efforts to manufacture and supply such additional amounts. If Chiron is unable to supply the additional amount of Raw Material within sixty (60) days after the requested delivery date, then Ortho may obtain such additional amounts of Raw Material from third parties pursuant to Section 7.2(a) hereof; provided, however, that failure by Chiron to deliver such additional amounts of Raw Material shall not constitute a default and shall not entitle Ortho to have the second sourcing rights described in Section 7.2(b) or to have access to the escrowed manufacturing process described in Section 7.3 hereof.

          6.4 DELIVERY TERMS. All deliveries to Ortho of Raw Material by Chiron hereunder shall be F.O.B. at Chiron's plant in Emeryville, California, or other Chiron designated place of delivery within the United States. Title to, and risk of loss or damage of, any shipment of Raw Material shall pass to Ortho upon acceptance of delivery at Chiron's facility. Costs associated with risk of loss or damage of any shipment and the actual cost of freight, insurance, packaging and any custom duties and

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        30.

taxes incurred by either party and its Affiliates with respect to the Raw Materials or Products shall be Chiron Expenses or Ortho Expenses, as the case may be.

          6.5  REJECTION OF RAW MATERIAL.

               (a) If Ortho wishes to reject any delivery of Raw Material as not conforming to the Specifications determined in accordance with Section 6.2, Ortho must notify Chiron within thirty (30) days after receipt of delivery of any shipment of non-conforming Raw Material; if the Specifications for such Raw Material call for testing at a later date, then Ortho must notify Chiron within ten (10) days of such later date and must include in such notification a report of analysis of the allegedly non-conforming Raw Material determined in accordance with the methods set forth in the Specifications. Chiron shall notify Ortho within thirty (30) days after receipt of such report whether it accepts Ortho's claim.

          If Chiron disagrees with Ortho's determination of the alleged non-conformity, then an independent laboratory, mutually agreed upon by the parties, shall analyze a sample, to be furnished by Ortho, of the identical batch of allegedly non-conforming Raw Material delivered to Ortho, and both parties shall be bound by such laboratory's results of such analysis. If Ortho shall not have an identical batch for analysis, then Chiron shall provide a sample from the shipment for testing.

          If Chiron or the independent laboratory confirms the delivery's non-conformity, Chiron shall replace the non-conforming Raw Material with conforming Raw Material within forty-five (45) days after the date of Chiron's notification to Ortho of its acceptance of Ortho's claim of non-conformity or its receipt of the report of the independent laboratory confirming the non-conformity. The replacement of the Raw Material by Chiron pursuant to this Article shall represent the sole remedy of Ortho against

Chiron, its Affiliates and licensees for non-conforming Raw Material, except that failure to so replace non-conforming Raw Material may, at Ortho's discretion, constitute a Supply Shortfall under Section 7.2.

               (b) Unless Chiron requests the return to it of a non-conforming batch of Raw Material, Ortho promptly shall destroy the entire batch of non-conforming Raw Material included in the delivery and shall provide Chiron with written certification of such destruction. Upon receipt of Chiron's request for return of non-conforming Raw Material, Ortho promptly shall dispatch to Chiron the entire remaining batch of Raw Material contained in the delivery.

          6.6  GMP CONDITIONS.

               (a) Chiron shall manufacture Raw Material for use in clinical testing and for use in Products for commercial sale under FDA Good Manufacturing Practices pursuant to the Criteria for Contractual Agreements (attached as Exhibit C hereto) or pursuant to a facilities license issued to Chiron by the FDA.

               (b) In order to determine and ensure compliance with FDA and Quality Assurance standards, Chiron shall upon reasonable advance notice permit authorized representatives of the FDA or Ortho to audit Chiron's manufacturing process for Raw Material and Chiron shall promptly act upon reasonable suggestions to correct deficiencies discovered by such audit, if any. Despite this right of Ortho to audit Chiron's manufacturing process for Raw Material, the compliance of Chiron with Good Manufacturing Practices
(GMP) and of Raw Material with specifications shall be the sole responsibility of Chiron. Raw Material not manufactured under GMP standards shall be deemed non-conforming.

                                        32.

                                    ARTICLE VII

                  LIMITATIONS ON SUPPLY OF ANTIGENS AND ANTIBODIES


          7.1 SUPPLY OF RAW MATERIAL. Chiron shall use its best efforts to supply Ortho with quantities of Raw Material ordered by Ortho pursuant to
Article VI hereof, but will not be responsible for any direct, indirect, consequential, punitive or other damages resulting from its inability to manufacture or supply requested quantities of conforming Raw Material. If Chiron shall fail to deliver requested quantities of Raw Material, the sole remedy of Ortho shall be replacement under Section 6.5 or second sourcing and manufacturing rights under Sections 7.2 and 7.3.

          7.2  CHIRON BREACH OF DELIVERY OBLIGATION.

               (a)  Subject to the terms of Article VI and notwithstanding
Section 13.7 hereof, if Chiron fails in any material respect to supply to Ortho, within the periods specified below following the scheduled delivery date, Raw Material ordered by Ortho pursuant to Article VI for use in Products for commercial sale in sufficient quantity or in such quality as contained in the applicable Specifications (a "Supply Shortfall"), Ortho shall give Chiron written notice of any alleged Supply Shortfall and Ortho shall have the right to manufacture or acquire the Raw Material involved from an alternate or second source and the right to make or have made such Raw Material as necessary to remedy such Supply Shortfall, following the notice and cure periods and pursuant to the terms provided in paragraph (b) below. (Chiron shall keep Ortho reasonably advised of its progress in curing any Supply Shortfall and will notify Ortho as early as reasonably possible if it will be unable to cure a Supply Shortfall within the respective expiration dates provided in clauses 7.2(b).)

                                        33.

               (b) If Chiron shall have been unable to substantially cure a Supply Shortfall within forty-five (45) days following receipt by it of written notice thereof by delivering or arranging for the delivery to Ortho of conforming Raw Material in sufficient commercial quantities to meet scheduled forecasts, then Chiron hereby grants to Ortho a non-exclusive, revocable (as herein provided) license to Chiron Know-How, Chiron Patents, and to the escrow manufacturing process of Section 7.3 to make or have made Raw Material for use in or sale of Products in the Field of Use. This right and license shall be terminable by Chiron when and to the extent Chiron is ready, willing and able to resume supply of the Raw Material involved to Ortho and its Affiliates and such supplies meet the applicable Specifications. Notwithstanding the foregoing, the right and license granted to Ortho shall not be terminable and Ortho may continue to manufacture or to purchase Raw Material from a second source for the longer of (a) the remainder of any fixed term alternate sourcing supply agreement or (b) the period ending when Chiron has demonstrated its ability to fill Ortho's orders for conforming Raw Material for one year after the latest Supply Shortfall with respect thereto. When negotiating second source contracts, Ortho will use its reasonable efforts subject to sound business judgment to protect Chiron's interest in recovering the exclusive right to manufacture Raw Material by limiting the duration of such contracts and the minimum quantity to be supplied thereunder. All costs of acquiring Raw Material from an alternate source shall be an Ortho Expense and otherwise the provisions of
Section 8.1 shall not be affected. Ortho shall pay to Chiron the full amounts specified in Section 8.1 below, including, without limitation, payments in respect of sales of Products containing Raw Material, whether such Raw Material is supplied by Chiron or by a secondary source pursuant to this
Section 7.2. This Section 7.2 shall not

                                         34.

apply to any failure to deliver Raw Material not intended to be incorporated in Products for commercial sale.

               (c) To effectuate the alternate manufacture provisions of this Section 7.2, Chiron shall promptly upon Ortho's request, with respect to any Raw Material, provide Ortho with all information and materials sufficient to enable Ortho to prepare, file and prosecute with the FDA an establishment license application for such Raw Material. In addition to such assistance in respect to obtaining an establishment license, Chiron shall, at Ortho's request, assist Ortho in preparing to be an alternate manufacturer by providing Ortho with manufacturing experience. To this end Chiron shall, if so requested by Ortho, give Ortho sufficient information, assistance and organisms so that Ortho may run at least three, full scale batch runs.

          7.3  ESCROW OF MANUFACTURING PROCESS.

               (a) With respect to all Raw Materials, within 30 days of submitting an establishment license application to the FDA, but in any event not later than 60 days prior to the first commercial sale of Product containing or utilizing such Raw Materials, Chiron will place (i) with a mutually agreed upon escrow agent a description of its process of the manufacture of each Raw Material in sufficiently clear and detailed terms that it can be readily followed an carried out by a trained biologist to make said Raw Material, and (ii) with a depository, all organisms containing the genetic material necessary to enable such biologist to so make said Raw Material. Furthermore, should Chiron alter, modify or change its process for manufacturing said Raw Material, Chiron will amend the description in escrow and the material deposited to include such alteration, modification or change. The description held in escrow and the organisms held in a depository pursuant to this Section 7.3 shall be available to Ortho only in the

                                        35.

event and to the extent necessary to remedy a Supply Shortfall pursuant to
Section 7.2. In such event, Chiron shall, upon reasonable request, provide reasonable assistance to Ortho, such as instructing appropriately trained personnel, as may be necessary to enable Ortho to manufacture said Raw Material. Title to any and all copies or embodiments of the description shall remain in Chiron. Title to any and all organisms, progeny of organisms, and genetic material derived from organisms shall remain in Chiron. Ortho shall not allow, without prior written approval of Chiron, use of the information in the description, the organism or any genetic material derived therefrom for any purpose other than carrying out the limited manufacturing rights granted pursuant to Section 7.2. For example and without limitation, Ortho shall not allow the alteration or mutation of the organism or its progeny, or the cloning or sequencing of any genetic material derived from the organism or its progeny without the prior written approval of Chiron. In the event of any unauthorized use of the information in the description, the organism, its progeny or any genetic material derived therefrom, all resulting data, biological material, and/or inventions shall be the property of Chiron and shall be promptly and fully delivered to Chiron.

               (b) Upon termination by Chiron of the limited manufacturing rights granted Ortho pursuant to Section 7.2, Ortho shall immediately cease to use the information supplied by the escrow agent and the organism and shall return such information and all copies or other embodiments thereof to the escrow agent, and shall return the organism, its progeny and any genetic material derived therefrom, to the depository or destroy it, at Chiron's option.

                                        36.

                                    ARTICLE VIII

                                      PAYMENTS


          8.1  PROFIT SHARING.

               (a) Within ninety (90) days after the end of each Calendar Quarter, Ortho shall calculate the Preliminary Profits for such quarter based upon Net Sales invoiced, Ortho Expenses accrued, Chiron Expenses accrued and Abbott Immunodiagnostic Payments received by Chiron and Ortho in respect of said Calendar Quarter.

               (b) Within ninety (90) days after the end of each Calendar Quarter, Ortho shall pay to Chiron (i) an amount equal to Chiron Expenses accrued during such quarter, plus (ii) an amount equal to fifty percent (50%) of positive Preliminary Profits, if any, for such quarter, provided, however, that Ortho may offset against any payment owed to Chiron under this paragraph (b) the amount of any Abbott Immunodiagnostic Payments made directly to Chiron by Abbott in respect of such quarter; provided, further, however, that if the sum of such Abbott Immunodiagnostic Payment exceeds the sum of Chiron Expenses plus fifty percent (50%) of positive Preliminary Profits, if any, for such quarter, Ortho shall make no payment to Chiron and Chiron shall pay such excess amount to Ortho in cash within thirty (30) days after receipt by Chiron of the report from Ortho for such quarter.

               (c) Within ninety (90) days after the end of each Calendar Year in which Final Profits is a positive amount, Ortho shall pay to Chiron, or Chiron shall pay to Ortho, as the case may be, an amount equal to the difference between fifty percent (50%) of such Final Profits and the sum of all positive Preliminary Profits paid to (or retained by) Chiron pursuant to Section 8.1(b)(ii) above.

                                        37.

               (d) If, for any Calendar Year in which Final Profits is a positive amount, the amount of the payment provided for in paragraph (c) above exceeds * of such Final Profits, such payment shall include interest on the amount of such payment at the average prime rate for such year (as reported in the Wall Street Journal) as if the amount of such payment had been a loan outstanding for a six month period.

               (e) Ortho will establish and maintain the intercompany transfer price by Ortho to its Affiliates for Products in good faith and, subject to applicable law and regulation in the relevant foreign jurisdiction and reasonable sales expenses anticipated to be incurred by its Affiliate, at a level that is consistent with maximizing profits of each of the parties under this Agreement. In the event Chiron establishes that Ortho has not complied with the foregoing, Ortho shall pay to Chiron an amount equal to the additional sums Chiron would have received if Ortho had so complied. Such additional payment shall be Chiron's only remedy for any breach by Ortho of this Section 8.1(e); provided, that continued material failure of Ortho to comply with this provision based on its intentional or grossly negligent conduct shall be grounds for termination under Section 12.3 below.

          8.2 * For each calendar year in which Final Profit is a negative amount,

               (a) Chiron shall pay to Ortho* * for such calendar year received (or retained) by it pursuant to Section 8.1(b)(ii) above;

               (b) In any calendar year, if the Budget, if any, approved by the Supervisory Board for such year contemplated a negative Final Profit, Chiron shall pay

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        38.

to Ortho in cash an amount equal to * of the lesser of actual negative Final Profit or budgeted negative Final Profit for such year, within 30 days after receipt by Chiron of Ortho's year end accounting for such calendar year;

               (c) In any calendar year through December 31, 1992, if the Budget, if any, approved by the Supervisory Board did not contemplate a negative Final Profit, or if the Supervisory Board did not approve a Budget for that year, Chiron shall not make any payment in cash in respect of such negative amount to Ortho (other than the reconciling payment, if any, under subsection 8.2(a) above) and no such negative amount shall be carried forward into any subsequent calendar year;

               (d) In any calendar year beginning after December 31, 1992, (A) if the Supervisory Board did not approve a budget for such year, or (B) if the Budget, if any, for such year approved by the Supervisory Board did not contemplate a negative Final Profit, then Chiron shall not make any payment in cash to Ortho (other than the reconciling payment under subsection 8.2(a) above) in respect of such negative Final Profit, but * ) of such negative amount (together with interest on the unrecovered portion thereof at the prime rate from the date of final year end accounting until recovered in full) may be charged by Ortho against any future Preliminary or Final Profit amounts that are positive, provided, that no such charge shall reduce any such future Preliminary or Final Profit to a negative amount; and

               (e) In any calendar year beginning after December 31, 1992, if the Budget, if any, for such year approved by the Supervisory Board contemplated a negative Final Profit, and the actual amount of the negative Final Profit exceeds the negative amount contemplated in such Budget, then Chiron shall not make any payment to Ortho (other than the reconciling payment under Section 8.2(a) above) in respect of

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        39.

the amount by which actual negative Final Profit exceeds the budgeted negative Final Profit, but * of such excess amount (together with interest thereon at the prime rate from the date of the final year end accounting until recovered in full) may be charged by Ortho against any future Preliminary or Final Profit amounts that are positive, provided, that no such charge shall reduce any such future Preliminary or Final Profit to a negative amount.

          8.3 ABBOTT IMMUNODIAGNOSTIC PAYMENTS. Except as disclosed in Exhibit H, Ortho and Chiron each represents and warrants to the other that neither it nor any of its Affiliates is a party to any agreement with Abbott or any of Abbott's Affiliates relating to the development, manufacture, marketing, distribution or sale of any Raw Material or any Products which contain or utilize any Raw Material, other than the Abbott Immunodiagnostics Agreement. Ortho and Chiron each covenants and agrees that, notwithstanding any other provision to the contrary contained herein, it will not enter into any such Agreement with Abbott or its Affiliates without the prior written consent of the other party.

          8.4  REALLOCATION OF FINAL PROFITS.

               (a) For each calendar year after calendar year 1992 for which there is no Plan and Budget approved by the Supervisory Board and in which Net Abbott Immunodiagnostic Payments exceed * and Presumed Abbott Total Profits exceed * this Section 8.4(a) shall apply. When this Section 8.4(a) applies, Ortho shall pay to Chiron * of the excess, if any, of Presumed Abbott Total Profits over the sum of Final Profits plus the Annual Margin.

               (b)  That portion of any payment due to Chiron under paragraph
(a) that does not exceed  *  of Net Abbott Immunodiagnostic Payments, if

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        40.

any, for such calendar year shall be paid within 90 days of the end of such year. The unpaid balance of such payment shall be due and payable from time to time within 90 days of the end of each succeeding Calendar Quarter for which there are Net Abbott Immunodiagnostic Payments, in amounts that do not exceed
  * of such Net Abbott Immunodiagnostic Payments, together with interest on the amount so paid calculated at the average prime rate (as reported in the Wall Street Journal) from the end of the calendar year in respect of which such payment was calculated, until paid.

               (c) For purposes of this Section 8.4, in each year in which Ortho or its Affiliates do not Ship any Product (other than Products which contain or utilize HCV Antigens or Antibodies and no other Antigens or Antibodies) to unaffiliated third parties in Japan, all calculations made under this Section 8.4 (including, without limitation, the calculation of Final Profits, the number of Units of Product Shipped by Ortho, and the number of Presumed Additional Abbott Units) shall be determined by excluding from the relevant calculation all Units of Product Shipped to unaffiliated third parties in Japan, and all expenses and revenues associated therewith.

          8.5 FORM OF PAYMENT. All payments due to Chiron or Ortho hereunder shall be paid in United States dollars in immediately available funds, for Chiron's or Ortho's account, to a bank in the United States designated in writing by Chiron or Ortho, as the case may be, provided that where calculations are made with respect to Net Sales or other amounts that are made or expended in countries outside the United States, all invoiced prices and other component charges, allowances, credits, costs, taxes and duties used to determine Net Sales or such other expenses shall be converted from the invoiced currency to the equivalent in United States dollars, computed at the

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        41.

exchange rate reported in the Wall Street Journal on the last business day in the Calendar Quarter during which such Net Sales were made or expenses incurred.

          8.6  REPORTS.

               (a) Within sixty (60) days after the end of each Calendar Quarter, Chiron shall provide Ortho with a written report setting forth in reasonable detail Chiron Expenses for such quarter and Abbott Immunodiagnostic Payments received by Chiron during such quarter.

               (b) Within ninety (90) days after the end of each Calendar Quarter, Ortho shall provide Chiron with a written report setting forth in reasonable detail the Preliminary Revenues and Preliminary Expenses for such quarter and the resulting calculation of the amount to be paid to Chiron or to Ortho pursuant to Section 8.1 above.

               (c) Within ninety (90) days after the end of each fourth Calendar Quarter, Ortho shall provide Chiron with a written report setting forth in reasonable detail the number, description and aggregate Net Sales for such quarter; Abbott Immunodiagnostic Payments received by Ortho during such quarter, and Ortho Expenses for such quarter, and Total Revenues and Total Expenses for the calendar year ending with such quarter, and the resulting calculation of the amount to be paid to Chiron or Ortho pursuant to Section 8.1 above; together with the calculation contemplated by Section 8.4 and data in reasonable detail in support of such calculation.

          8.7 COMBINATION PRODUCTS. In the event a Combination Product is marketed by Ortho, the Supervisory Board shall agree upon the portion of net sales of such Combination Product that will be treated as Net Sales for purposes of Section 8.1 and the portion of Chiron expenses and Ortho expenses in respect of such Product that

                                        42.

may be charged as Chiron Expenses or Ortho Expenses, respectively. Should the Supervisory Board be unable to agree to such allocations, the matter shall be resolved by a certified public accountant in the manner provided for in Section 8.8(b).

          8.8  EXAMINATION OF BOOKS.

               (a) Chiron and Ortho each shall keep and maintain complete and accurate books of account in respect of their activities under this Agreement in accordance with generally accepted accounting principles consistently applied. The parties shall retain such records for so long as the parties shall mutually determine.

               (b) As soon as reasonably practicable following the execution of this Agreement, but in no event later than December 31, 1989, the parties shall agree to a statement of accounting principles and methodologies which shall be in accordance with generally accepted accounting principles and which shall be attached hereto as Exhibit A. The agreed statement shall be equally applicable to all calculations made by each party under this Agreement. In the event of any disagreement in the preparation of Exhibit A or in future as to such statement or its application to the activities of either party, such disagreement shall be resolved by agreement between the independent certified public accounting firm employed regularly by each party, or, failing such agreement, by another independent certified public accounting firm selected by such firms. Such disagreement shall be resolved in a manner which is consistent with the provisions of this Agreement and Exhibit A or, in the absence of any applicable provision, in a manner which is fair and reasonable to both parties. Each party shall provide to the other annually a certification of an independent certified public accountant to the effect that the calculations made by such party under this Agreement were consistent with the principles and methodologies set forth in Exhibit A.

                                        43.

               (c) In addition to any other inspection rights of Chiron, Chiron shall have the right, for any period during which Ortho or its Affiliates shall be manufacturing or distributing any Product or incurring any Ortho Expenses and for three years thereafter, to examine the relevant books and records of account of Ortho and its Affiliates engaged in activities under this Agreement at normal business hours, upon reasonable demand, to determine whether appropriate accounting and payment have been made by Ortho hereunder. Any expenses incurred by Chiron in connection with any such examination shall not be charged as Chiron Expenses.

               (d) In addition to any other inspection rights of Ortho, Ortho shall have the right for any period during which Chiron or its Affiliates shall be incurring any Chiron Expenses or receiving Abbott Immunodiagnostic Payments and for three years thereafter, to examine the relevant books and records of account of Chiron and its Affiliates engaged in activities under this Agreement at normal business hours, upon reasonable demand, to determine whether appropriate accounting and payment have been made by Chiron hereunder. Any expenses incurred by Ortho in connection with any such examination shall not be charged as Ortho Expenses.

          8.9 INTEREST ON OVERDUE PAYMENTS. If any sum due hereunder is not paid in full on the due date, * (as published from time to time by the WALL STREET JOURNAL), or the maximum permitted by law, whichever is lower, shall accrue and become payable upon any unpaid balance from the date of the debtor's receipt of a respective written notice from the recipient until such time as payment is made in full.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        44.

                                     ARTICLE IX

                                 PATENT LITIGATION


          9.1  DEFENSE OF PATENT LITIGATION.

               (a) In the event that either party or an Affiliate or customer of either party is sued by a third party charging infringement of a patent resulting from the manufacture of any Antigens, Antibodies or Products by the parties or any of their Affiliates, the party which is sued (or whose customer is sued) shall promptly notify the other.

               (b) Each party shall control its own defense in any such patent litigation. Neither party will object to the intervention of the other in any such litigation and, to the extent that their interests are consistent, each will cooperate and provide reasonable assistance to the other with respect to such litigation. The reasonable costs and expenses of defense of such suit and all amounts reasonably paid to third parties in damages (including royalties) and settlement may be charged as an Ortho Expense or a Chiron Expense, as the case may be, provided, that where applicable, such expenses are fairly allocable to the Products.

          9.2 PATENT CLAIMS AGAINST THIRD PARTIES. If, in the opinion of either party hereunder, any Patent to the extent licensed hereunder has been infringed by the making, using or selling of a product of a third party, such party hereunder shall give notice to the party owning the Patent alleged to be infringed, whereupon such Patent-owning party may, at its discretion, take such steps as it may consider necessary to prosecute such infringement. If the Patent-owning party does not bring suit within ninety (90) days after notice by the other party, the other party shall then have the right, and will become entitled by the Patent-owning party, to bring suit and the Patent-owning


                                        45.

party shall cooperate in connection therewith including but not limited to permitting the other party to sue in its name, if necessary. In any such litigation brought by either party, the other party shall have the right to be represented by counsel. All damages recovered as a result of any such infringement shall be shared equally by Chiron and Ortho. All fairly allocable expenses incurred in connection with such infringement may be charged as Ortho Expenses or Chiron Expenses, as the case may be.

                                     ARTICLE X

                      WARRANTY, INDEMNIFICATION AND INSURANCE


          10.1 WARRANTIES. CHIRON DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY WARRANTIES CONCERNING THE INHERENT PROPERTIES OF ANTIBODIES OR ANTIGENS SUPPLIED HEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. CHIRON MAKES NO WARRANTY AS TO THE MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE OF ANY PRODUCT OF CHIRON KNOW-HOW, IMPROVEMENTS THEREON OR CHIRON PATENTS.

          10.2 PRODUCT LIABILITY AND INDEMNIFICATION.

               (a) Notwithstanding the definition of Excluded Expenses in this Agreement, but subject to the provisions of subsections (b) through (g) below, there may be included as Ortho Expenses and Chiron Expenses the amount of any and all liabilities, damages, losses, costs and expenses, including attorney's fees (collectively, the "Liabilities"), arising from any suit or claim by a third party alleging personal injury or

                                        46.

property damage based on the use, manufacture or sale of any Product by Ortho or its Affiliates, directly or indirectly including without limitation any product liabilities resulting from the inherent properties of any Raw Material or Product, the use by Ortho or any of its Affiliates of any Antigens or Antibodies, the development or manufacture of any Product by Ortho or Chiron or any of their respective Affiliates or the use of any Product manufactured, used or sold by Ortho, Chiron or their Affiliates by any human being regardless of whether such use was completed by the parties.

               (b) Notwithstanding the provisions of (a) above, Ortho shall indemnify and hold Chiron and its Affiliates harmless from and against Liabilities finally determined by a court of competent jurisdiction or by specific reference in a settlement agreement to which both parties have consented to have arisen solely from the fault or negligence (but not the strict liability or liabilities resulting from the inherent properties of any Raw Material or Product) of Ortho or its Affiliates or licensee (other than Abbott) relating to the use, manufacture or sale of any Product.

               (c) Notwithstanding the provisions of (a) above, Chiron shall indemnify and holds Ortho and its Affiliates harmless from and against Liabilities finally determined by a court of competent jurisdiction or by specific reference in a settlement agreement to which both parties have consented to have arisen solely from the fault or negligence (but not the strict liability or liabilities resulting from the inherent properties of any Raw Material or Product) of Chiron relating to the manufacture of any Raw Material.

               (d) For the avoidance of doubt, (i) expenses incurred by either party as an indemnity pursuant to subsections 10.2(b) or (c) shall not be included in Ortho Expenses or Chiron Expenses, (ii) reasonable costs and expenses incurred by the

                                        47.

party defending a claim subject to Section 10.2(b) or (c) shall be included in Ortho Expenses or Chiron Expenses, as the case may be, and (iii) neither Section 10.2(b) or (c) shall apply if it has been determined by a court of competent jurisdiction or by specific reference in a settlement agreement to which both parties consented that there was fault or negligence of both parties, or their respective Affiliates, as, for example, might be the case if Ortho was found to be negligent in failing to discover the effect of any negligence of Chiron.

               (e) Nothing in Section 10.2(b) or (c) shall require either party to indemnify the other for lost profits.

               (f) Each party shall notify the other promptly upon receipt of any notice of any product liability claim or lawsuit subject to this Section
10.2. Such notice shall be a condition to any indemnity provided for herein. Ortho shall be responsible for defending any such claim except as to any claim for which Ortho expects to seek indemnity under subsection 10.2(c) above, in which case Chiron shall defend such claim. Chiron or Ortho, as the case may be, may participate in any such litigation controlled by the other at its election and expense. Ortho may settle any such suit controlled by it with Chiron's consent, which shall not be unreasonably withheld. Chiron may settle any such suit controlled by it with Ortho's consent, which shall not be unreasonably withheld.

               (g) Ortho may charge as Ortho Expenses the reasonable costs of product liability insurance (if any), out-of-pocket costs of product recall or market withdrawal and amounts paid to third parties to settle or otherwise dispose of all liability of both parties in all product liability suits without limit if Ortho is acting under Subsection 2.4(b)(iii) and otherwise up to a maximum of * per suit,

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        48.

notwithstanding the definition of Excluded Expenses in this Agreement. Settlement expenses in excess of such amount shall require the consent of the Supervisory Board, which if obtained may be charged as Ortho Expenses. Chiron may charge as Chiron Expenses the reasonable costs of product liability insurance (if any).

          10.3 TRADE DRESS.

          Chiron shall indemnify and hold harmless Ortho with respect to any liabilities arising solely out of the use of Chiron's name and logo on any labeling, advertising or promotional materials, which use is alleged to infringe a third party trademark; provided, that this indemnity shall not apply to any use of Chiron's name or logo other than in the manner provided for in Section
13.3 below. Ortho shall notify Chiron promptly upon receipt of notice of any such claim or lawsuit, which notice shall be a condition to the indemnity provided for herein. Chiron shall be responsible for defending any such claim. Chiron may in its sole discretion settle any such suit. Costs incurred in connection with any such suit shall not be charged as Chiron Expenses.

                                     ARTICLE XI

                                  CONFIDENTIALITY


          11.1 CONFIDENTIALITY PROVISIONS. During the term of this Agreement and for a period of five years following the termination of this Agreement, each party shall maintain in confidence all information disclosed by the other party hereto which such party knows or has reason to know are trade secrets or other proprietary information of the other, including without limitation information relating to Antigens and Antibodies, Products, Patents, Know-How, and the business plans of the other party, and shall not use such trade secrets or proprietary information except as permitted by this Agreement

                                        49.

or disclose the same to anyone other than those of its Affiliates (or, in the case of Ortho, only its Principal Affiliates), licensees, employees, agents or subcontractors as are necessary in connection with such party's activities as contemplated in this Agreement. Each party shall obtain a written agreement prior to disclosure to any such Affiliates, employees, licensees (other than Abbott), agents and subcontractors to hold in confidence and not make use of such trade secrets or proprietary information for any purpose other than those permitted by this Agreement. Each party shall use a similar effort to that which it uses to protect its own trade secrets or proprietary information to ensure that its Affiliates, licensees (other than Abbott), employees, agents and subcontractors do not disclose or make any unauthorized use of trade secrets or proprietary information of the other party hereto. Each party shall notify the other promptly upon discovery of any unauthorized use or disclosure of the other's trade secrets or proprietary information.

          11.2 EXCEPTIONS. The obligation of confidentiality contained in this
Article XI shall not apply to the extent that (a) any party (the "Recipient") is required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction or (b) the Recipient can demonstrate that: (i) the received information was at the time of receipt already in the public domain or thereafter enters the public domain other than as a result of actions of the Recipient, its Affiliates, employees, licensees (other than Abbott), agents or subcontractors, in violation hereof; (ii) the received information was rightfully known by the Recipient or its Affiliates (as shown by its written records) prior to the date of receipt by Recipient from the other party hereunder; or (iii) the received information is disclosed to the Recipient or its

                                        50.

Affiliates on an unrestricted basis by a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party.

                                    ARTICLE XII


                TERMINATION, RIGHTS AND OBLIGATIONS UPON TERMINATION


          12.1 TERM.

               (a)  Unless earlier terminated pursuant to the terms of this
Article XII, this Agreement shall continue to be effective until December 31, 2039, PROVIDED that the term of this Agreement shall be automatically renewed for a period of five years from such termination date or any renewal termination date unless one of the parties hereto shall notify the other party, in writing, five years in advance of such termination date, of its intent to terminate this Agreement.

               (b) Section 12.1(a) notwithstanding, this Agreement with respect to the European Economic Community shall terminate on a country-by-country basis on the expiration of the last to expire Patent Right based upon a patent application pending as of the Effective Date of this Agreement; provided, however, that until December 31, 2039, each party shall have the right on a country-by-country basis to renew this Agreement for successive one year periods by providing the other party with written notice of such renewal prior to any termination date.

          12.2 TERMINATION BY MUTUAL AGREEMENT. This Agreement may be terminated upon mutual written agreement between the parties.

          12.3 TERMINATION BY DEFAULT. If either party intentionally or as a result of its own gross negligence defaults in the performance of, or fails to be in compliance with, any material agreement, condition, or covenant of this Agreement, and such

                                        51.

default or noncompliance shall not have been substantially remedied, or steps initiated to substantially remedy the same to the other party's reasonable satisfaction, within sixty (60) days (subject to the provisions of Section 13.12 hereof) after receipt by the defaulting party of a written notice thereof from the other party, the party not in default may terminate this Agreement, at the option of such party and by written notice to the defaulting party.

          12.4 TERMINATION BY COURT ORDER. This Agreement may be terminated as to a particular Antigen or Antibody by the party to be restrained upon the issuance of a final order or decree issued in a bona fide proceeding by or before any competent governmental agency or judicial authority which restrains or enjoins in any material respect the manufacture of said Antigen or Antibody by Chiron or Chiron's sale or transfer to Ortho, or the purchase or use of said Antigens or Antibodies by Ortho or the manufacture or sale by Ortho of the respective Product(s), provided that any such termination shall not apply to those countries in which the restrained party's performance is not restrained or impaired by such order or decree.

          If prior to the issuance of such decree either party believes that its issuance cannot be avoided then either party may request the other party to agree to the termination of this Agreement as provided in the foregoing sentence, which agreement will not be unreasonably withheld.

          12.5 EFFECTIVE DATE OF TERMINATION. Unless otherwise provided herein, termination by either party pursuant to this Article XII shall be by written notice to the other party and shall be effective on the date of delivery of such notice to the other party hereto.

                                        52.

          12.6 RIGHTS AND OBLIGATIONS ON TERM, TERMINATION OR SUSPENSION.

               (a) Unless expressly provided to the contrary, the provisions of Articles IX, X and XI (in either case with respect to a cause of action arising during the term of this Agreement) shall survive the termination of this Agreement as well as those rights and/or obligations which by their intent or meaning have a validity beyond the termination of this Agreement.

               (b) Termination by either party pursuant to this Article XII shall not prejudice any other remedy that a party might have in law or equity, except that neither party may claim compensation for lost opportunity or like consequential damages arising out of the fact of such termination.

               (c) Promptly upon termination of this Agreement pursuant to Sections 12.2 or 12.4 of this Article, except as to information in the public domain, each party, its Affiliates and licensees shall return all confidential documentation and information received from the other party, its Affiliates or licensors which may be in the possession of such party or that of its Affiliates or licensees; provided, however, that the returning party may retain an archival copy of said confidential information in its legal department to enable compliance with its confidentiality obligations.

               (d)  Promptly upon termination of this Agreement pursuant to
Section 12.3 of this Article, except as to information in the public domain, each party, its Affiliates and licensees shall return all confidential documentation and information received from the other party, its Affiliates or licensors which may be in the possession of such party or that of its Affiliates or licensees; provided, however, that the returning party may retain an archival copy of said confidential information in its legal department to enable compliance with its confidentiality obligations; and further provided, however,

                                        53.

that the party not in default need not return any confidential documentation and information of the defaulting party and, notwithstanding Section 11.1 hereof, may continue to use such documentation and information solely for the purposes and subject to applicable license and supply terms of this Agreement upon payment of a reasonable royalty if the default of the defaulting party, as determined by agreement or admission, binding arbitration, or, in the case of (a) below, the final and non-appealable decision of a court of competent jurisdiction was either: (a) the willful or grossly negligent breach of the confidentiality provisions hereof or (b) the willful or grossly negligent breach by Chiron of the exclusive nature of the license to Ortho hereunder or by Ortho of the requirements purchase obligation hereunder, such that the effect of such breach, to the extent not cured or mitigated, is to deprive the non-defaulting party of the fundamental benefits of its bargain under this Agreement.

               (e) In the event of a partial termination of this Agreement in the European Economic Community pursuant to Section 12.1(b) above, each Principal Affiliate of Ortho that uses or sells Product in the European Economic Community or makes or has made Product in the European Economic Community for resale in the European Economic Community, shall, effective as of the date of such partial termination, no longer be deemed to be a Principal Affiliate for purposes of this Agreement, but shall be treated simply as an Affiliate of Ortho.

          12.7 ACCOUNTING. Upon any termination of this Agreement pursuant to this Article XII:

               (a) The parties shall, within ninety (90) days after termination, prepare reports and make payments in a manner substantially the same as provided for

                                        54.

in Article VIII hereof, to account for unaccounted Net Sales, Abbott Immunodiagnostic Payments, Chiron Expenses and Ortho Expenses;

               (b) The Supervisory Board shall cause to be prepared and furnish to the parties hereto a statement of any assets owned jointly by the parties pursuant to this Agreement, other than Patents and Know-How (subject to paragraph (c) below), and shall proceed as promptly as practicable, but in an orderly and business-like manner, to liquidate such assets, and to make arrangements for the assumption of any remaining joint obligations of the parties under existing licenses and agreements with third parties entered into pursuant to this Agreement. Subject to the approval of the Supervisory Board, either party or any Affiliate thereof shall be permitted to acquire all or a part of such assets upon no less favorable terms than offered by a third party, or, if no such terms are offered, at fair value.

               (c) Except as otherwise expressly provided herein (including, without limitation, Section 12.6(d)), (i) each party shall remain the owner of its Patents and Know-How; (ii) all Patents and Know-How that are jointly owned shall remain jointly owned; and (iii) all express or implied licenses to such Patents and Know-How hereunder shall terminate.

               (d) Until the payments contemplated by this paragraph (d) have been made in full, Ortho shall pay to Chiron or Ortho may retain, as the case may be, in the following order of priority, and promptly upon receipt by Ortho, that portion of Abbott Immunodiagnostic Payments equal to (i) Chiron Expenses incurred in connection with the performance of Chiron's obligations under that Agreement, (ii) any accrued by unpaid amounts due to Chiron under
Section 8.4 above, and (iii) any accrued by unpaid amounts due to Ortho under
Section 8.2 above.

                                        55.

               (e) The parties shall cooperate in securing an amendment (which shall be effective promptly upon payment in full of the amounts set forth in paragraph (d) above) to the Abbott Immunodiagnostics Agreement to provide for direct payment to Chiron of that portion of the Abbott Immunodiagnostics Payments equal to the sum of (i) Chiron Expenses incurred in connection with the performance of Chiron's obligations under that
Agreement and (ii)     *       ) of the difference between the Abbott
Immunodiagnostic Payments and such Chiron expenses.

               (f) Subject to the foregoing, all proceeds of the liquidation of assets as set forth in paragraph (b) above shall be distributed in the following order of priority:

                    (i) to pay, pro rata, all previously unreimbursed Chiron Expenses and Ortho Expenses;

                    (ii) to pay to Chiron any accrued but unpaid amounts due to Chiron pursuant to Section 8.4 above;

                    (iii) to pay to Ortho any accrued but unpaid losses carried forward pursuant to Section 8.2 above; and

                    (iv)       *     to Chiron and    *       to Ortho.

     12.8 EFFECT OF TERMINATION ON ABBOTT AGREEMENT. Any termination of this Agreement pursuant to Article XII above shall not, in and of itself, reduce or terminate the license granted to Abbott under the Abbott Immunodiagnostics Agreement, including Abbott's right to use any portion of the Know-How licensed by Chiron to Ortho.




   * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.




                                        56.

          12.9 CESSATION OF PRODUCT SALES AND ALLOCATION OF CERTAIN RIGHTS.

               (a) CESSATION BY ORTHO OF HCV PRODUCT SALES. Ortho shall have the right, at any time in any year following the year in which payments have been made under Section 8.4(a) or in any year in which Ortho may show by creditable evidence that payments will be made in respect of such year under such section, to reduce or cease entirely the commercial sale by Ortho and its Affiliates of any or all Products which contain or utilize HCV Antigens or HCV Antibodies, provided, however, that in the event Ortho ceases all such sales, neither party nor any of their respective Affiliates thereafter, directly or indirectly, may make, have made, use or sell Products which contain or utilize HCV Antigens or HCV Antibodies, other than pursuant to the Abbott Immunodiagnostic Agreement, without the express written agreement of the other party.

               (b) MINIMUM SALES OF NON-HCV PRODUCTS. Ortho shall have the right, at any time in any year following a year in which payments have been made under Section 8.4(a) or in any year in which Ortho may show creditable evidence that payments will be made in respect of such year, to reduce or cease entirely the commercial sale of any or all Products, other than those which contain or utilize HCV Antigens or HCV Antibodies ("non-HCV Products"). In the event Ortho fails to achieve and maintain a minimum of at least * per year in the aggregate of Net Sales of all non-HCV Products for any two consecutive years in which Section 8.4(a) applies, Chiron may cause the Agreement to become non-exclusive with respect to all non-HCV Products and all Antigens and Antibodies other than HCV Antigens and HCV Antibodies. In the event that this Agreement becomes non-exclusive pursuant to this paragraph (b), Ortho shall grant to Chiron and its Affiliates, upon Chiron's request, a non-exclusive, irrevocable, worldwide license, with the right to sublicense, under Ortho

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        57.

Know-How and Ortho Patents to make, have made, use and sell Products, other than Products which contain or utilize HCV Antigens or HCV Antibodies, within the Field of Use. The license shall bear a royalty equal to * of Chiron's pretax profit from the sale or licensing of Products or Antigens or Antibodies subject thereto.

               (c) DEFINITIVE AGREEMENT. At such time as any such license is granted pursuant to paragraphs (b) above, each party shall negotiate in good faith and execute a definitive license agreement embodying the provisions outlined above and such other terms and conditions as are reasonable and customary.

                                    ARTICLE XIII

                                   MISCELLANEOUS


          13.1 ENTIRE AGREEMENT. As of the Effective Date, the License Agreement and the Distribution Agreement shall be terminated and of no further force and effect. This Agreement contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings and negotiations regarding the same. The parties acknowledge that there have been various statements, both oral and written, pertaining to the making of this Agreement and the parties' performance hereunder. The parties agree that neither has relied on any such statements, but instead have relied upon the representations and warranties explicitly set forth herein. This Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties hereto.

          13.2 NON-COMPETITION

               (a) ABSENCE OF EXISTING COMPETITION. Ortho represents and warrants to Chiron that, to the best of its knowledge and belief, except as set forth in Exhibit E hereto and other than the Principal Ortho Affiliates, neither J&J nor any

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        58.

Affiliate of J&J in the principal countries designated as such on Exhibit E is presently engaged in the business of developing, manufacturing, marketing or distributing Immunological assays for the detection of hepatitis viruses or retroviruses in humans or human samples. As used herein, the best knowledge and belief of Ortho shall be limited to the actual knowledge and belief of all of its directors, R. R. Rodenbaugh, Vice President - Business Development and J. Goldstein, Group Vice President, without any such persons having made any inquiry or investigation concerning such matters. Ortho represents and warrants to Chiron that a complete list of its directors is included in Exhibit E hereto.

          (b) FUTURE BUSINESS. Ortho covenants and agrees that, except as expressly set forth below, neither Ortho nor any Affiliate of Ortho listed on Exhibit D hereto (whether or not such Affiliate has accepted a sublicense hereunder and agreed to be bound by the terms hereof) nor any of their respective successors in interest shall engage in the business of developing, manufacturing, marketing or distributing Antigens or Antibodies or any Product which contains or utilizes Antigens or Antibodies other than, through Ortho and with Chiron, as contemplated by this Agreement. Notwithstanding the generality of the foregoing, Chiron agrees that Ortho's Affiliates, the Advance Care Products Division, and Johnson & Johnson Professional Diagnostics Division, both being divisions of Ortho Pharmaceutical Corporation, a New Jersey corporation ("Advance Care" and "J&J Professional Diagnostics", respectively, may, either independently or with third parties, engage in the business of developing, manufacturing, marketing or distributing Products which contain or utilize Retrovirus Antigens for sale into either (i) the over-the-counter consumer market (the "OTC Field") or (ii) the physicians' office market (the "MD Field") or (iii) both the OTC Field and

                                        59.

the MD Field; provided, that in the event Advance Care or J&J Professional Diagnostics elect to engage in such business, Ortho shall, at Chiron's request, grant back to Chiron (x) an exclusive, irrevocable, worldwide, * license as to Chiron Know-How and Chiron Patents, (y) a non-exclusive, irrevocable, worldwide,
 * license as to Ortho Know-How and Ortho Patents existing as of the date of this Agreement, to the extent such license is necessary, to utilize such Retrovirus Antigens in Products and (z) a non-exclusive, irrevocable, worldwide,
 * license as to Ortho Patents and Ortho Know-How acquired during the term of this Agreement as to which the costs thereof are charged as Ortho Expenses; said licenses in each case of (x), (y) and (z) to make, have made, buy and sell Products and, in whichever of the OTC Field or the MD Field or both that Advance Care and/or J&J Professional Diagnostics are so engaged and to do such acts and things and convey such other rights under this Agreement as may be necessary for Chiron to engage in such business in such field, either independently or with a third party.

               (c) CONFIDENTIALITY. Ortho further covenants and agrees that Ortho will not sell, assign, license, transfer or otherwise convey to J&J or any Affiliate of J&J any Chiron or Ortho Patent or Ortho Know-How; provided, however, that with the agreement of the receiving Affiliate to be bound by the terms of this Agreement, Ortho may transfer Ortho Patents or Ortho Know-How to any Principal Ortho Affiliate; and provided further, that in no event shall Ortho transfer Ortho Patents or Ortho Know-How to J&J Professional Diagnostics or Advance Care, unless either or both has waived its right to make the election referred to in (b) above.

          13.3 USE OF PARTIES NAME. Subject to any applicable law or regulation to the contrary, the parties agree that in all advertising, promotional materials and

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        60.

product labeling where the corporate name and/or logo of Ortho appear (other than as a trademark), the Chiron corporate name and/or logo shall also appear and be given equal prominence with Ortho's, and neither party's name and/or logo shall be positioned above the other or positioned further from the center of the display than the other. The prominence of each party's name and/or logo shall be in the same proportion to the trademark as is shown on Exhibit G attached hereto. The foregoing shall not apply to the use of Ortho's name as a trademark, provided, however, that in the event any variation of the word "Ortho" is used as all or part of a trademark, then in all advertising, promotional material or product labeling in which such trademark appears, the corporate name and/or logo of both parties also shall appear in accordance with the foregoing. Exhibit G is an example of a label and print advertisement which the parties agree is reflective of the foregoing agreements. This Section 13.3 shall apply to any corporate name or logo of Ortho or any successor to Ortho. Except as provided above, Ortho may advertise the products in its discretion and neither Chiron nor Ortho shall have any right, express or implied, to use in any manner the other's name, tradenames, or trademarks.

          13.4 ASSIGNABILITY. Notwithstanding any provision to the contrary contained herein or in the Abbott Immunodiagnostics Agreement, this Agreement may not be assigned or otherwise transferred nor may rights hereunder be sublicensed and any purported assignment, transfer or sublicense shall be void if made, without the prior written consent of each party, which consent, subject to applicable law, may be granted or withheld in the absolute discretion of such party. Chiron, however, hereby consents to the Abbott Immunodiagnostics Agreement. Notwithstanding the foregoing, (a) neither party will unreasonably withhold its consent to any assignment by the other party

                                        61.

to one of its Affiliates of all of its rights hereunder, and (b) no consent need be obtained by either party to assign its rights and obligations hereunder to a successor to substantially all of the business of said party and in such cases assignment will be automatic. Any permitted or consented assignment, transfer or sublicense shall be binding upon and inure to the benefit of and be enforceable by any permitted or consented successors and assignees of the parties hereto.

          13.5 SEVERABILITY. If any part of this Agreement shall be held unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect. The parties agree that any such unenforceable part shall, if possible, be reformed to be rendered enforceable while still substantially maintaining the intent of the parties.

          13.6 FURTHER ASSURANCES . Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

          13.7 FORCE MAJEURE. Neither Ortho nor Chiron shall be liable for any failure or delay in performance under this Agreement which is due in whole or in part directly or indirectly to any cause of any nature beyond the reasonable control of such party, including, without in any way limiting the generality of the foregoing, fire, explosion, earthquake, storm, flood, strike, lockout, labor difficulties, war, insurrection, riot, act of God or the public enemy, or any law, act, order, export or import control regulations, proclamation, decree, regulation, ordinance, or instructions of local, federal or foreign governmental or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party so affected shall give prompt

                                        62.

written notice to the other party, stating the period of time the same is expected to continue and shall take all reasonable measures to ensure that the effects of such case of force majeure are kept as minimal as possible.

          13.8 NOTICE AND REPORTS. All notices required by this Agreement shall be in writing. All notices and reports shall be mailed by first class mail postage prepaid, to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties:

          To Ortho:       Ortho Diagnostic Systems Inc.
                          Route 202
                          Raritan, New Jersey 08869
                          Attn: President

          Copy to:        Johnson & Johnson
                          Chief Patent Counsel
                          One Johnson & Johnson Plaza
                          New Brunswick, New Jersey 08933-7003

          To Chiron:      Chiron Corporation
                          4560 Horton Street
                          Emeryville, California 94608
                          Attn: Office of the President
                          Copy to: Office of Legal Counsel

          Copy to:        Brobeck, Phleger & Harrison
                          One Market Plaza
                          Spear Street Tower
                          San Francisco, California 94105
                          Attn: William G. Green, Esq.


Any notices shall be deemed given when received by the other party or (if sent by registered or certified first class mail) when sent.

          13.9 EXPENSES. Each party shall bear its own expenses if not expressly agreed otherwise in this Agreement.

                                        63.

          13.10 WAIVER. The waiver by either party of a breach of any provision contained herein shall in no way be construed as a waiver of any subsequent breach of such provision or the waiver of the provision itself.

          13.11 PUBLICITY. Each party agrees to consult with the other and to seek to coordinate all publicity concerning the existence and terms of this Agreement to the extent reasonably practical. Neither party shall disclose the specific financial terms of this Agreement to any third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. This Section 13.11 shall not apply to the extent that any disclosure is (a) of information in the public domain, (b) required to prevent a third party conflict with this Agreement or to comply with any applicable law, regulation or order of a bona fide government authority or (c) made under a confidentiality agreement binding upon the recipient to whom such disclosure is reasonably necessary (i) in order to define the scope of rights which could be granted to such recipient without violating this Agreement or (ii) for any similar valid business purpose. The parties acknowledge that Chiron may file this document with the Securities and Exchange Commission pursuant to applicable regulations, provided that in so doing Chiron shall use reasonable efforts to delete financial terms to the extent permitted by law or regulation.

          13.12 RELATIONSHIP OF THE PARTIES. Both parties are independent contractors under this Agreement. Notwithstanding the parties' agreement to share certain profits relating to their collaboration, nothing contained in this Agreement is intended nor is it to be construed so as to constitute Chiron and Ortho as partners or joint venturers with respect to this Agreement. Employees of each party remain employees of said party and shall be considered at no time agents of or render a fiduciary duty to the

                                        64.

other party. Neither party hereto shall have any expenses or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement or undertaking with any third party.

          13.13 DISPUTE RESOLUTION.

                (a) DISPUTES. The parties recognize that a bona fide dispute as to certain matters may from time to time arise during the term of this Agreement which relate to any party's rights and/or obligations hereunder. In the event of the occurrence of such a dispute, any party may, by written notice to the other, have such dispute referred to their respective officer designated below or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Said designated officers are as follows:

          For Ortho - President or Chairman

          For Chiron - President

          In the event the designated officers are not able to resolve such dispute within such thirty-day period, any party may invoke the provisions of paragraph (b) below within such thirty day period.

                (b) ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, shall be settled by binding Alternative Dispute Resolution ("ADR") in the manner described below:

                    (i) If a party intends to begin an ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") to counsel for the other party informing such other party of such intention and the issues to be resolved.

                                        65.

From the date of the ADR Request and until such time as any matter has been finally settled by ADR, the running of the time periods contained in Section 8.2 as to which party must cure a breach of this Agreement shall be suspended as to the subject matter of the dispute.

                    (ii) Within ten (10) business days after the receipt of the ADR Request, the other party may, by written notice to the counsel for the party initiating ADR, add additional issues to be resolved. Within twenty
(20) business days following the receipt of the ADR Request a neutral shall be selected by the then-President of the Center for Public Resources ("CPR"), 680 Fifth Ave., New York, New York 10019. The neutral shall be an individual who shall preside in resolution of any disputes between the parties. The neutral selected shall be a member of the Judicial Panel of the CPR and shall not be an employee, director or shareholder of any party or of an Affiliate of either party. Either party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If any party makes such an objection, the then-President of the CPR shall, as soon as possible thereafter, elect another neutral under the same conditions set forth above. This second selection shall be final.

                    (iii) No later than ninety (90) business days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties and shall render the award as expeditiously thereafter as possible but in no event more than thirty (30) days after the close of hearings. In making the award the neutral shall rule on each disputed issued and shall adopt in whole or in part the proposed ruling of one of the parties on each disputed issue.


                                        66.

                    (iv) It is the intention of the parties that discovery, although permitted as described herein, will be extremely limited except in exceptional circumstances. The neutral shall permit such limited discovery necessary for an understanding of any legitimate issue raised in the ADR, including the production of documents. Each party shall be permitted but not required to take the deposition of not more than five (5) persons, each such deposition not to exceed six (6) hours in length. If the neutral believes that exceptional circumstances exist, and additional discovery is necessary for a full and fair resolution of the issues, he or she may order such additional discovery as he or she deems necessary. At the hearing the parties may present testimony (either by live witness or deposition) and documentary evidence. The hearing shall be held at such place as agreed upon by the parties of if they are unable to agree at a place designated by the neutral. Each party shall have the right to be represented by counsel. The neutral shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the hearing. The neutral shall, in rendering his or her decision, apply the substantive law of New Jersey without giving effect to its principles of conflicts of law, and without giving effect to any rules or laws relating to arbitration. The decision of the neutral shall be final and not appealable, except in cases of fraud or bad faith on the part of the neutral or any party to the ADR proceeding in connection with the conduct of such proceedings.

                    (v) At least fifteen (15) business days prior to the date set for the hearing, each party shall submit to the other party and the neutral a list of all documents on which such party intends to rely in any oral or written presentation to the neutral and a list of all witnesses, if any, such party intends to call at such hearing and a brief summary of each witness's testimony. At least five (5) business days prior to the

                                        67.

hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. Such writing shall be limited to representing the proposed rulings, shall contain no argument or analysis of the facts of issues, and shall be limited to not more than fifty (50) pages. Not more than five (5) business days following the close of hearings, the parties may each submit post hearing briefs to the neutral addressing the evidence and issues to be resolved. Such post hearing briefs shall not be more than ten (10) pages.

                (c) COSTS AND FEES. The neutral shall determine the proportion in which the parties shall pay the costs and fees of the ADR. Each party shall pay its own costs (including, without limitation, attorneys fees) and expenses in connection with such ADR.

                (d) CONFIDENTIALITY. The ADR proceeding shall be confidential and the neutral shall issue appropriate protective orders to safeguard each party's Confidential Information. Except as required by law, no party shall make (or instruct the neutral to make) any public announcement with respect to the proceedings or decision of the neutral without the prior written consent of each other party. The existence of any dispute submitted to ADR, and the award of the neutral, shall be kept in confidence by the parties and the neutral, except, as required in connection with the enforcement of such award or as otherwise required by applicable law.

                (e) AWARD. Any judgment upon the award rendered by the neutral may be entered in any court having jurisdiction thereof.

          13.14 CHOICE OF LAW. This Agreement shall be construed and interpreted according to the laws of the State of New Jersey.


                                        68.

          13.15 REPRESENTATIONS. It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein. Each of the parties hereto acknowledges and agrees (i) that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys;
(ii) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, covering the subject matter hereof, other than those which are set forth expressly in this Agreement; and (iii) that each party has had the opportunity to be represented by counsel of its own choice in this matter, including the negotiations which preceded the execution of this Agreement.

          13.16 EXECUTION OF AGREEMENT AND GUARANTEE BY JOHNSON AND JOHNSON. The obligations of Chiron under this Agreement are expressly conditioned upon
(i) the execution by J&J of an Agreement, in form and substance satisfactory to Chiron, whereby J&J *


                          and (ii) the execution of a guarantee by J&J of
payments due to Chiron under Article VIII.

          13.17 CAPTIONS. Paragraph captions are inserted for convenience only and in no way are to be construed to define, limit or affect the construction or interpretation hereof.

          13.18 COUNTERPARTS. This agreement (a) may be executed by each party hereto upon a separate copy, in which event all of such copies shall constitute a single

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        69.

counterpart of this Agreement; (b) shall become effective when each of the parties has signed the same or a separate copy hereof; and (c) may be executed in two or more counterparts, in which event it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

          13.19 IMPORT AND EXPORT CONTROLS. Both parties shall comply with all applicable laws and regulations governing the shipment and importation of pharmaceutical products.

          13.20 EUROPEAN ECONOMIC COMMUNITY. The parties jointly shall notify this Agreement to the Commission of the European Economic Community and shall apply for and cooperate in securing a negative clearance and/or exemption under
Section 85(3) of the Treaty of Rome unless counsel is of the opinion that the Agreement is exempt pursuant to the terms of one or more block exemptions. Chiron and Ortho shall select mutually acceptable counsel to prepare and prosecute such submission on behalf of both parties. In the event the parties are unable to agree with respect to any issue relating to the notification, counsel for the parties shall attempt to resolve the issue by adopting a position on behalf of the parties which most closely reflects the existing provisions of this Agreement and shall not adopt any other position; provided, however, that if the parties ultimately are unable to agree, each party shall be free to submit its own views with respect to such disputed issue. Any expenses incurred by either party in connection with such submission may be charged as Chiron Expenses or Ortho Expenses, as the case may be. In the event such exemption is granted but expires before this Agreement would otherwise terminate, the parties shall jointly apply for and cooperate in obtaining a renewal of such exemption in the manner provided above.

                                        70.

          13.21 GENERAL WARRANTY. Subject to the limitations set forth herein, each party warrants that it has the right to enter into this Agreement and grant the rights and undertake the obligations set forth herein.

          IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

                                        CHIRON CORPORATION

                                        By. /s/ Gregory Lawless
                                           ------------------------------------
                                           Gregory Lawless
                                           President

                                        ORTHO DIAGNOSTIC SYSTEMS INC.

                                        By: /s/ William W. Crouse
                                           ------------------------------------
                                           William W. Crouse
                                           President

                                        71.

                                     EXHIBIT A

                        ACCOUNTING METHODOLOGY (SECTION 8.8)





























                                        A-1.

                                     EXHIBIT B

                                EXISTING AGREEMENTS


     Pursuant to an Agreement between Cooper Development Company ("CDC") and Chiron Corporation ("Chiron"), dated August 4, 1986, Chiron granted to CDC a "Semi-exclusive License in the Territory to use the Chiron technology to manufacture, use and sell Test Kits within the Field of Use."

Definitions:

     "CHIRON REAGENTS" shall mean the following core and surface antigens: p25gag; p3lpol; env 2; env 5; all as further described in Exhibit A hereto.

     "DIPSTICK TEST" shall mean a test kit (be it in EIA or FLIP format) used to detect the presence of antibodies to viruses associated with AIDS, as described and configured in the IND Application.

     "FIELD OF USE" shall mean diagnostic and/or blood bank screening for AIDS in any health care market using Test Kits, including, but not restricted to, blood banks, alternative testing sites and hospitals (including transfusion centers, transplantation centers, emergency rooms and plasmapheresis centers).

                                       B-1.

     "FLIP TEST" shall mean an assay system containing fluorescent liposomes for signal measurements to detect the presence of antibodies to viruses associated with AIDS, but excluding (a) systems containing fluorescence assays not based on liposome technology, (b) liposome tests without fluorescent signal measures, or
(c) systems based on particle concentration assays.

     "SEMI-EXCLUSIVE LICENSE" shall mean a license containing the right to exclude all other persons except (a) Chiron and its Affiliates and (b) one licensee (other than CDC) and the affiliates of such other licensee (which shall not have the power to sublicense) selected by Chiron.

     "TERRITORY" shall mean all countries except the Republic of Korea.

     "TEST KITS" shall mean any and all blood screening or diagnostic Dipstick Test and FLIP Test, the development, manufacture, sale or use of which utilize Chiron Technology or Chiron Reagents and which detect the presence of antibodies to viruses associated with AIDS.

                                        B-2.

          "CHIRON TECHNOLOGY" shall mean all of the patent rights and/or rights to patent applications ("Patents"), inventions, information, data, trade secrets, know-how and other proprietary rights owned by Chiron at present directly related to the development, identification, manufacture, production, use and marketing of the Chiron Reagents and Test Kits and Minor Improvements thereon, as hereinafter defined, developed by Chiron during the term of this Agreement.

          "MAJOR IMPROVEMENTS" shall mean those improvements in the Chiron Technology which relate to the Chiron Reagents and which if they were to be incorporated into Test Kits to be distributed in the United States would require the approval of an IND or successor approved by the Office of Biologics the U.S. Food and Drug Administration ("F.D.A.") or the equivalent approved by that other bureau of the FDA as may have jurisdiction before Test Kits incorporating such improvements could be marketed.

          "MINOR IMPROVEMENTS" shall mean those improvements in the Chiron Technology which relate to the Chiron Reagents and which if they were to be incorporated into Test Kits to be distributed in the United States would not require the approval of an IND or successor approved by the Office of Biologics of the U.S. Food and Drug Administration ("F.D.A.") or the equivalent approved by that other bureau of the FDA as may have jurisdiction before Test

                                        B-3.

Kits incorporating such improvements could be marketed.

          LICENSING OF MAJOR IMPROVEMENTS. In the event Chiron develops Major Improvements to Chiron Technology, Chiron shall consider CDC as a possible licensee, consistent with third party rights, of such Major Improvements, and shall discuss with CDC mutually acceptable license rights.(1)







--------------------------
          1) Chiron agrees that the rights of Ortho under its agreement with Chiron will constitute third party rights with respect to which the rights of CDC to Major Improvements (as defined in the Chiron/CDC Agreement) are subject.

                                       B-4.

          Pursuant to an agreement between Organon Teknika N.V. ("OT"), and CHIRON Corporation ("CHIRON"), dated August 17, 1984, CHIRON granted to OT a "non-exclusive license, with right to grant sublicenses, under such Licensed Patents and to such Licensed Technology as are necessary to enable OT to use the Antigen to make, have made, and use and sell Product(s) within the Territory."

          Definitions:

          "Antigen" shall mean the hepatitis B core antigen falling within the scope of the Licensed Patents and developed by CHIRON using recombinant DNA technology.

          "Product(s)" shall mean any product produced by OT, or by any third party under rights derived from OT, which contains the Antigen in any quantity and is intended to be used in substantially the form produced for the purpose of assisting in the diagnosis of disease in humans.

          "Territory" shall mean all of the countries of the world except the Republic of Korea.

                                      B-5.

                               ANTICIPATED AGREEMENT


          (Such agreement shall be of five years or less duration and shall not permit transfer of access to the relevant reagents or technology to nonaffiliates by assignment, sublicense, research contract or by operation of law in a merger, liquidation, sale of business or change in control of the contract partner.)

Lucky Ltd.

          Non-exclusive license within the Republic of Korea to sell diagnostic ELISA test kits containing existing CHIRON AIDS reagents.


                                      B-6.

                                     EXHIBIT C
                        CRITERIA FOR CONTRACTUAL AGREEMENTS


               Establishment and product license applications are approved based upon, among other things, demonstration that all manufacturing and testing steps for each licensed product are performed in licensed facilities and/or under the strict control and supervision of the licensee Title 21, Code of Federal Regulations, Section 600.3(u). Therefore, in order to receive approval for the performance of certain manufacturing steps at facilities other than those included in your establishment license, it will be necessary to submit a written agreement between you and each participating outside facility. The agreement must be dated and signed by responsible individuals at each establishment and should contain the following specifications:

               1. A complete description of all steps that will be performed at the outside facility including the operating procedures that will be used and the degree of responsibility provided by each establishment. This section should include details related to packaging and labeling for shipment to and from the outside facility, manner of shipment (including temperature monitoring in the shipping container), storage and handling.

               2. Designation of a responsible individual from your establishment that will supervise the operations performed at the outside facilities. Please indicate whether such supervision will be direct (on-site), or by other means that will assure us such operations are performed under the control of the licensed manufacturer.

               3. A description of all standard operating procedures and manufacturing record forms (batch production records) that will accompany the product to and from the outside facility. There should be provisions for you to receive complete copies of all batch production records, including test and laboratory observation data for each

                                        C-1.

lot of product manufactured. A complete record of manufacturing of each lot of product must be maintained by your establishment. Summaries of the results of testing or manufacturing operations are not acceptable in lieu of complete copies of manufacturing records.

               4. If the product is to be stored and distributed at outside facilities, a complete description of the distribution and recall system should be provided.

               5. The agreement should include permission for authorized representatives of this agency to inspect those portions of the outside facility related to manufacturing and testing of the product.

               6. Written assurance that each outside manufacturing establishment complies with Good Manufacturing Practice Regulations (GMPs) should also be provided

               7. Indication whether the outside facility is registered with this Agency should be provided.

                                        C-2.

                                      EXHIBIT D
                             PRINCIPAL ORTHO AFFILIATES


BELGIUM                                   ITALY

Ortho Diagnostic Systems N.V.             Ortho Diagnostic Systems S.p.A.
Antwerpseweg 19-21                        Via Palmanova, 67
B-2340 Beerse, Belgium                    20132 Milano, Italy


CANADA                                    JAPAN

Ortho Diagnostic Systems, Inc.,           Ortho Diagnostic Systems K.K.
a Division of Ortho Pharmaceutical        1-38, Shiba-Koen, 3-Chome
(Canada) Ltd.                             Minato-Ku, Tokyo, Japan
19 Green Belt Drive
Don Mills, Ontario, Canada
M3C 1L9


FRANCE                                    ENGLAND

Ortho Diagnostic Systems, S.A.            Ortho Diagnostic Systems Ltd.
69, Rue De La Belle Etoile                Enterprise House
ZAC Paris Nord II                         Station Road
95700 Roissy En France                    Loudwater
France                                    High Wycombe
                                          Bucks, HP10 9UF
                                          England


GERMANY                                   JOHNSON & JOHNSON PROFESSIONAL
                                          DIAGNOSTICS, INC.

Ortho Diagnostic Systems                  2675 Long Lake Road
G.m.b.H.                                  Roseville, Minnesota 55113
Karl-Landsteiner-Strasse 1
P.O. Box 13 40
D-6903 Neckargemund
West Germany


SPAIN                                     ADVANCED CARE PRODUCTS, a Division of
                                          Ortho Pharmaceutical Corporation
Ortho Diagnostic Systems, a               Route 202
Division of Johnson & Johnson, S.A.       Raritan, New Jersey 08869
Crta. Madrid-Valencia KM 24,700
28500 Arganda del Rey
Madrid, Spain

                                        D-1.

                                     EXHIBIT E

                             CERTAIN ORTHO AFFILIATES

                             *
                                  ORTHO DIRECTORS


Mr. Ronald G. Gelbman
Company Group Chairman
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

Mr. William W. Crouse
President
Ortho Diagnostic Systems, Inc.
U.S. Route 202
Raritan, New Jersey 08869

Mr. Robert L. Zocca
General Attorney and Ortho Diagnostics Board Attorney
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

                                PRINCIPAL COUNTRIES

                                         *

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        E-1.

                                     EXHIBIT F

                              EXCLUDED RAW MATERIALS


1.                  *

2.                  *

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                        F-1.

                                 ORTHO* HCV ANTIBODY
                                  ELISA TEST SYSTEM

EXHIBIT G

   IMMUNOENZYME ASSAY FOR DETECTION OF ANTIBODY TO HEPATITIS C VIRUS (ANTI-HCV) IN HUMAN SERUM OR PLASMA

   STORE AT 2 TO 8 DEG.C

   480 TEST KIT CONTAINS:

   5 Microwell Plates Coated with Hepatitis C Virus (HCV) Recombinant Antigen
     (8 strips of 12 wells each in holder)

   10 packets PBS Buffer--phosphate-buffered saline (PBS) in crystalline form

   2 vials Polysorbate 20 (4.0 ml each)--polyoxyethlhylene sorbitan monolaurate

   1 bottle Specimen Diluent (150 ml)--phosphate-buffered saline with protein stabilizers

   1 bottle Conjugate (Murine Monoclonal) (125 ml)--anti-human IgG (murine monoclonal) conjugated to horseradish peroxidase with protein stabilizers

   2 vials OPD Tablets (15 tablets per vial)--contains o-phenylenediamine+2HCLI

   1 bottle Substrate Buffer (155 ml)--citrate-phosphate buffer with 0.02% hydrogen peroxide

   1 vial Positive Control (Human) (1.0 ml)
     Source: Heat-treated human serum or plasma containing anti-HCV and nonreactive for hepatitis B surface antigen (HBsAg) and antibody to human Immunodeficiency virus type 1 (HIV-1)
     Preservative:  0.02% thimerosal

   1 vial Negative Control (Human) (1.0 ml)
     Source: Human serum or plasma nonreactive for HBsAg, antibody to HIV-1 and anti-HCV
     Preservative: 0.02% thimerosal

CAUTION:  HANDLE AS IF CAPABLE OF TRANSMITTING INFECTIOUS AGENTS.

For In Vitro Diagnostic Use
                                        Co-developed with Chiron Corporation
                                          Emeryville, CA 94608
[LOGO]                                                 [LOGO]
Manufactured by
Ortho Diagnostic Systems Inc.
A Johnson & Johnson Company
Raritan, NJ 08869

+ Trademark
U.S. License 156

                                     EXHIBIT H

                             CERTAIN ABBOTT AGREEMENTS

1.   JOHNSON & JOHNSON AND ABBOTT, EXECUTED 17 AUGUST 1989

          Assuring the pass through to each other of HCV Antigen and Antibody technology employed in each parties products.

2. ADVANCED CARE PRODUCTS, DIVISION OF ORTHO PHARMACEUTICAL CORPORATION AND ABBOTT, EXECUTED 17 AUGUST 1989

          General development and marketing agreement concerning over-the-counter diagnostic products which, in its generality could include Products.

                        AMENDMENT TO COLLABORATION AGREEMENT

          THIS AMENDMENT dated as of the 22nd day of December, 1989 (the "Amendment"), to the Agreement dated as of the 17th day of August, 1989 (the "Agreement"), is made by and between CHIRON CORPORATION ("Chiron"), a Delaware corporation with offices at 4560 Horton Street, Emeryville, California 94608, and ORTHO DIAGNOSTIC SYSTEMS INC. ("Ortho"), a New Jersey corporation with offices at Route #202, Raritan, New Jersey 08869.

                                      RECITALS

          A. Chiron and Ortho have entered into the Agreement to collaboratively develop and commercialize certain diagnostic products related to hepatitis viruses and retroviruses.

          B. Chiron and Ortho have identified certain assets held by E.I. du Pont de Nemours & Co. ("Du Pont"), a Delaware corporation with offices at 1007 Market Street, Wilmington, Delaware 19898 ("Du Pont"), which Chiron and Ortho believe would be useful in their collaboration.

          C. Chiron and Ortho wish to buy such assets from Du Pont, and Du Pont is willing to sell such assets to Chiron and Ortho.

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.

                                          1.

          D. Chiron and Ortho believe that the purchase of such assets requires certain modifications to the Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree to amend the Agreement, effective as of the Purchase Date, as follows:

                                   ARTICLE I

                                  DEFINITIONS

          1.1 ADDITIONAL DEFINITIONS. Article I of the Agreement is hereby amended to add the following new definitions:

                "PURCHASE AGREEMENT shall mean the agreement attached hereto as Exhibit A by and among Du Pont, Chiron and Ortho.

                PURCHASED INTANGIBLE ASSETS shall mean those assets identified in Article 2, subparagraphs 2.01 through 2.09 (except for written materials delivered in connection with subparagraph 2.07) of the Purchase Agreement, except to the extent such assets are incapable as a matter of law of being effectively transferred independently of a transfer of the business of making and selling Products.

                PURCHASE DATE shall mean the date upon which the Purchase Agreement is fully executed.

                CHIRON PURCHASE PRICE shall mean Nine Million Dollars ($9,000,000).

                ORTHO PURCHASE PRICE shall mean the sum of (i) Three Million Dollars ($3,000,000), the price Ortho must pay for the Purchased Intangible Assets, and (ii) the price Ortho must pay for all other assets in accordance with the Purchase Agreement.

                                         2.

               DU PONT PRODUCTS shall mean those products identified in Exhibit B attached hereto, together with all improvements and additions thereto and replacements thereof developed within the scope of this Agreement.

               DU PONT BUSINESS ASSETS shall mean the 'Business Assets' as such term is defined in the Purchase Agreement.

               MANUFACTURING INFORMATION, RESEARCH AND DEVELOPMENT INFORMATION, MANUFACTURING AND SUPPLY AGREEMENT, and all other terms defined in the Purchase Agreement and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement."

          1.2 AMENDMENTS TO DEFINITIONS. Article I of the Agreement is hereby further amended as follows:

               (a) Section 1.16 is amended to read as follows:

               "FIELD OF USE shall mean the use of any
          (a) Immunoassay for the direct or indirect detection of retroviruses or hepatitis viruses in humans or human samples, and (b) whether or not included in the foregoing, any Du Pont Product."

          (b)  Section 1.19(b) is amended to delete the phrase
", except those listed in Exhibit F."

          (c)  Section 1.19(e) is amended to delete the phrase
", except those listed in Exhibit F."

          (d)  Section 1.39 is amended to add at the end thereof:
", including without limitation the Du Pont Products."

                                         3.

                                    ARTICLE II

                     PURCHASE AND DISPOSITION OF DU PONT ASSETS


          2.1 AMENDMENTS TO ARTICLE III. Article III of the Agreement is hereby amended to add a new Section 3.2 to read in its entirety as follows:

          "3.2 DU PONT BUSINESS ASSETS.

          (a) Chiron and Ortho shall purchase from Du Pont the Purchased Intangible Assets and shall own, use and dispose of such asssets in accordance with the terms of this Agreement and the Purchase Agreement. Irrespective of either party's Purchase Price contribution, each party shall have the right, independent of the other, to utilize such Purchased Intangible Assets, together with all other Du Pont Business Assets, to the degree necessary or appropriate to carry out the purposes contemplated in this Agreement. Any sublicensing or other commercial use by either party of the Du Pont Business Assets other than to carry out the purposes of this Agreement shall require the prior written consent of the other party.

          (b)  In accordance with Paragraph 3.01 of the Purchase
          Agreement, Chiron shall pay Du Pont the Chiron Purchase
          Price and Ortho shall pay to Du Pont the Ortho Purchase Price.

                                       *

          * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.



                                          4.

          (c) Each of Ortho and Chiron agrees to indemnify the other and to hold it, its officers, directors and affiliates harmless from and against any loss, claim, damage or expense incurred as a result of such party's failure to comply with any of its obligations to Du Pont pursuant to the Purchase Agreement.

          (d) Any intangible property developed as a result of any improvement, repair, revision or modification of the Purchased Intangible Assets shall be owned, used and disposed of in accordance with the terms of this Agreement and the Purchase Agreement, provided that such improvement, repair, revision or modification
          (i) uses Du Pont Manufacturing Information or Research and Development Information and (ii) is paid for using funds charged as an Ortho Expense or a Chiron Expense.

          (e) Without the prior written consent of the other party, neither Ortho nor Chiron will (i) supplement, amend or enter into any collateral agreement with Du Pont regarding the Purchase Agreement or the Manufacturing and Supply Agreement or (ii) amend any third-party license or other agreement assigned or transferred by Du Pont pursuant to the Purchase Agreement with respect to the Purchased Intangible Assets.

          (f) The Du Pont Epstein-Barr Test in micro-titre format (as identified as Schedule 1.01 to the Purchase Agreement),

                                  *

          * Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.





                                          5.

          (g) Ortho and Chiron agree to exercise jointly the rights and powers granted to them pursuant to Section
          20.11 of the Purchase Agreement and to do all things necessary to act jointly and in common pursuant to that Section."


                                    ARTICLE III
                         SUPPLY OF ANTIGENS AND ANTIBODIES



               3.1  AMENDMENT TO SECTION 6.1. Section 6.1 of the

Agreement is hereby amended to delete in its entirety the third sentence thereof and to substitute therefor the following:

               "Notwithstanding the foregoing, Chiron need not manufacture and Ortho need not obtain from Chiron any of the Raw Materials contained in the Products identified in Exhibit F hereto until and unless the Supervisory Board determines that a Raw Material shall be manufactured by Ortho, Chiron or one of their Affiliates, in which event Chiron shall have the first right to manufacture and supply such Raw Material pursuant to the terms of this Agreement."

                                     ARTICLE IV

                                     TERMINATION


                    4.1  AMENDMENTS TO ARTICLE XII. Article XII shall be

amended as follows:

                                         6.

                    (a) Section 12.9(c) is amended to insert after the words "license agreement" in the third line thereof the words "or other agreement."

                    (b) A new Section 12.10 is hereby added to read in its entirety as follows:

                    "12.10    EFFECT OF TERMINATION ON DU PONT BUSINESS
               ASSETS.

               (a) In the event Ortho elects to terminate its exclusive rights under this Agreement or such rights become non-exclusive pursuant to Section 12.9(b) hereof, Chiron shall have the right in its election to operate the collaborative business and to use the Du Pont Business Assets for that purpose pursuant to Section 12.9(b) hereof. If Chiron elects to exercise this option, Chiron shall have the right to purchase from Ortho any and all Du Pont Business Assets (including all improvements and additions thereto and replacements thereof) then owned by Ortho at

               *

                                                                        If this
               Agreement is otherwise terminated in accordance with its terms, the Du Pont Intangible Assets, including improvements, repairs, revisions or modifications pursuant to
               Section 3.2(d) hereof, will be included within the assets jointly owned by the parties under Section 12.7 of this Agreement, except that any patents and know-how owned by Chiron and Ortho in accordance with the terms of Section 3.2 hereof should be accounted for pursuant to Section 12.7 (notwithstanding subsection (c) thereof), and all express or implied licenses to use such patents and know-how under this Agreement, as amended, shall terminate.

               (b) In the event of termination or partial termination of this Agreement, Ortho agrees

* = Confindential portions of material have been omitted and filed separately with the Securities and Exchange Commission.


                                         7.

               to do all things necessary (including without limitation executing and delivering notices and other documents requested by Chiron or Du Pont) to enable Chiron to acquire and exercise the jointly exercisable rights and powers granted to Ortho and Chiron pursuant to Section 20.11 of the Purchase Agreement."

                                     ARTICLE V

                                     EXHIBITS


               5.1 AMENDMENTS TO EXHIBITS. Exhibit F to the Agreement is hereby deleted and replaced by a new Exhibit F in the form attached hereto.

                                    ARTICLE VI

                                   MISCELLANEOUS


               6.1 ENTIRE AGREEMENT. The Agreement as hereby amended contains the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements, understandings, representations and negotiations regarding the same. With the exception of those sections expressly amended by this Amendment, all terms and conditions set forth in the Agreement are hereby restated and remain in full force and effect, and all references herein and hereafter to this Agreement shall be to this Agreement as hereby amended. The Agreement as hereby modified may not be changed, modified, amended or supplemented except by a written instrument signed by the parties hereto.

                                         8.

               6.2 NO RELIANCE. Each party hereto acknowledges and represents that it has relied solely on its own evaluation of the Du Pont Business Assets in entering into this Amendment and the transactions contemplated herein.

               6.3 FURTHER ASSURANCES. Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Amendment or the Agreement as hereby amended.

               6.4 CONDITION TO EFFECTIVENESS. This Amendment shall be effective only upon the execution and delivery of the Purchase Agreement; provided, that in the event no Closing shall occur thereunder, this Amendment shall be null and void and of no further effect.

               6.5 COUNTERPARTS. This Amendment may be executed in two or more counterparts, in which event it shall not be

                                         9.

necessary in making proof of this Amendment to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

                                            CHIRON CORPORATION

                                            BY: /s/ Gregory Lawless
                                                --------------------------
                                                Gregory Lawless
                                                President


                                            ORTHO DIAGNOSTIC SYSTEMS INC.

                                            By: /s/ William W. Crouse
                                                --------------------------
                                                William W. Crouse
                                                President


                                          10.

                                      EXHIBIT B

                                   DU PONT PRODUCTS

                      Lysate-based ELISA for HIV-1 antibodies
                      Lysate-based ELISA for HIV-2 antibodies
                   Lysate-based Western Blot for HIV-1 antibodies
                   Lysate-based Western Blot for HIV-2 antibodies
                      Lysate-based ELISA for HTLV-1 antibodies
                  Lyzate-based Western Blot for HTLV-1 antibodies
                      Env-9-based ELISA for HTLV-1 antibodies
                          ELISA for HIV-1/HIV-2 antibodies
                       ELISA for Hepatitis B core antibodies
                         ELISA for EBV antibodies (VCA IgG)
                         ELISA for EBV antibodies (VCA IgM)
                          ELISA for EBV antibodies (EBNA)
                          ELISA for EBV antibodies (EA-R)
                          ELISA for EBV antibodies (EA-D)
                         ELISA for EBV antibodies (EA-R&D)
                           Slide tests for EBV antibodies
                  HIVCHEK-TM- membrane assay for HIV-1 antibodies
            HIVCHEK-TM- 1+2 membrane assay for HIV-1, HIV-2 antibodies


                                         11.

                                     EXHIBIT F

                               EXCLUDED RAW MATERIALS

                                          *

* = Confidential portions of material have been omitted and filed separately with the Securities and Exchange Commission.



                                        12.